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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225312

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee

5.750% Senior Notes Due 2026	$150,000,000	$19,470(1)

Guarantee(2)	NA	NA

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the "Securities Act").

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is due for the guarantee.

Prospectus supplement
(To Prospectus dated May 31, 2018)

$150,000,000

PDC Energy, Inc.

5.750% Senior Notes due 2026

                 We are selling $150,000,000 in principal amount of 5.750% senior notes due 2026 (the "new notes") pursuant to an indenture dated as of November 29, 2017 (the "indenture"). We previously issued $600.0 million aggregate principal amount of 5.750% senior notes due 2026 (the "existing notes" and, together with the new notes, the "notes") under the indenture. The indenture allows us to issue additional notes from time to time. The new notes will be fungible with the existing notes for U.S. federal income tax purposes and will have the same CUSIP number as the existing notes. The new notes will constitute part of a single class of securities with the existing notes and have the same terms as the existing notes except as otherwise provided herein.

                 The notes will mature on May 15, 2026. The notes pay interest semi annually in cash in arrears on May 15 and November 15 of each year, beginning, in the case of the new notes, on November 15, 2020. The notes are our senior unsecured obligations and rank senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. The notes rank equally in right of payment with all our existing and future senior indebtedness and rank effectively junior in right of payment to all of our secured indebtedness (to the extent of the value of the collateral securing such indebtedness), including borrowings under our revolving credit facility. The notes are guaranteed by all our domestic subsidiaries that guarantee our revolving credit facility, other than immaterial subsidiaries. In addition, the notes rank effectively junior in right of payment to any of the indebtedness and liabilities of our subsidiaries that do not guarantee the notes.

                 The notes are redeemable at any time on or after May 15, 2021 at the redemption prices specified under "Description of notes—Optional redemption." We may also redeem up to 35% of the aggregate principal amount of the notes prior to May 15, 2021 at the redemption price set forth herein with cash proceeds we receive from certain equity offerings. In addition, we may redeem the notes, in whole or in part, at any time before May 15, 2021 at a redemption price equal to 100% of the principal amount of the notes plus an applicable make whole premium set forth in this prospectus supplement. We must offer to purchase the notes if we experience specific kinds of changes of control or sell assets under certain circumstances.

                 Investing in the notes involves risks including those described in the "Risk factors" section beginning on page S-12 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.00%	$148,500,000
Underwriting discounts and commissions	1.00%	$1,500,000
Proceeds, before expenses, to us(1)	98.00%	$147,000,000

(1)
Plus accrued interest from May 15, 2020 to, but excluding, the date of delivery for the new notes, totaling $2,946,875.00 or approximately $19.65 per $1,000 principal amount of new notes being purchased. Such accrued interest must be paid by the purchasers of the new notes. On November 15, 2020, the next interest payment date, we will pay interest on the new notes from May 15, 2020.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The underwriters expect to deliver the new notes only in book-entry form through the facilities of The Depositary Trust Company on or about September 15, 2020.

Joint Book-Running Managers

BofA Securities		BMO Capital Markets
J.P. Morgan	TD Securities	Wells Fargo Securities

Senior Co-Managers

BBVA	CIBC Capital Markets	Citigroup

KeyBanc Capital Markets	PNC Capital Markets LLC	Scotiabank	US Bancorp

Co-Managers

Capital One Securities	Fifth Third Securities	Truist Securities	BOK Financial Securities, Inc.

Comerica Securities	Credit Agricole CIB	TCB Capital Markets

                 The date of this prospectus supplement is September 10, 2020.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement and the accompanying prospectus

              This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the new notes and certain other matters relating to our business. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus as well as the additional information described under "Incorporation of certain information by reference" on page S-94 of this prospectus supplement before investing in our notes. Also see "Special note regarding forward-looking statements" on page S-ii of this prospectus supplement.

              We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

              We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision.

              Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement to the "Company," "PDC," "PDC Energy," "we," "us," or "our" are to PDC Energy, Inc., and its consolidated subsidiaries.

Special note regarding forward-looking statements

              This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, will, intends, plans, believes, seeks, estimates, projects, targets, aims and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: this offering and the use of proceeds from this offering, a potential waiver of a provision of our revolving credit agreement, returns and cash flows

S-ii

from our projects, debt reduction, leverage ratios, production and reserve growth, operating control over our properties and future efficiency gains.

              The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, crude oil, natural gas and natural gas liquids ("NGLs"), and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

              Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  the COVID-19 pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;

  •
  changes in global production volumes and demand, including economic conditions that might impact demand and prices for the products we produce;

  •
  geopolitical factors, such as events that may reduce or increase production from particular oil-producing regions and/or from members of the Organization of Petroleum Exporting Countries;

  •
  impacts of Colorado political matters, in particular the impacts of pending rulemaking initiatives;

  •
  volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices, including risks relating to decreased revenue, income and cash flow, write-downs and impairments and availability of capital;

  •
  volatility and widening of differentials;

  •
  reductions in the borrowing base under our revolving credit facility;

  •
  impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

  •
  timing and receipt of necessary regulatory permits;

  •
  impact of regulatory developments in Colorado, particularly with respect to additional permit scrutiny;

  •
  declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

  •
  changes in estimates of proved reserves;

  •
  inaccuracy of reserve estimates and expected production rates;

  •
  potential for production decline rates from our wells being greater than expected;

  •
  timing and extent of our success in discovering, acquiring, developing and producing reserves;

S-iii

  •
  availability and cost of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

  •
  risks incidental to the drilling and operation of crude oil and natural gas wells;

  •
  difficulties in integrating our operations as a result of any significant acquisitions, including the merger with SRC Energy Inc. ("SRC"), or acreage exchanges;

  •
  increases in costs and expenses;

  •
  limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;

  •
  potential losses of acreage due to lease expirations or otherwise;

  •
  future cash flows, liquidity and financial condition;

  •
  competition within the oil and gas industry;

  •
  availability and cost of capital;

  •
  success in marketing our crude oil, natural gas and NGLs;

  •
  effect of crude oil and natural gas derivative activities;

  •
  impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;

  •
  cost of pending or future litigation;

  •
  effect that acquisitions we may pursue have on our capital requirements;

  •
  our ability to retain or attract senior management and key technical employees; and

  •
  success of strategic plans, expectations and objectives for our future operations.

              Furthermore, we urge you to carefully review and consider the cautionary statements and disclosures made in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks and uncertainties that could affect our business, financial condition, results of operations and cash flows as discussed in "Risk factors" beginning on page S-12 of this prospectus supplement and the "Risk factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019 (the "2019 10-K") and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 (the "Second Quarter 2020 10-Q"). We caution you not to place undue reliance on forward-looking statements, which speak only as of the respective dates on which they were made. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iv

 Prospectus supplement summary

              This summary provides a brief overview of us and the key aspects of this offering. This summary does not contain all of the information that may be important to you. For a more complete understanding, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the information presented under the headings "Risk factors" and "Special note regarding forward-looking statements," and the documents incorporated by reference.

 PDC Energy, Inc.

Our company

              We are a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and the Delaware Basin in Texas. Our operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the Wolfcamp zones.

              As of December 31, 2019, pro forma for our acquisition of SRC in January 2020, we had approximately 905.9 MMBoe of proved reserves, 37% of which were proved developed. Pro forma proved reserves at December 31, 2019 were comprised of approximately 57% liquids and 43% natural gas.

              Production volumes increased 44% to 34.1 MMboe for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The majority of the increase is attributable to producing properties received in the acquisition of SRC in January 2020. Total liquids production of crude oil and NGLs comprised 60 percent of production during the six months ended June 30, 2020.

Recent developments

              As of June 30, 2020, amounts outstanding under our revolving credit facility were $653 million, substantially all of which was borrowed to fund a change of control offer we made to holders of SRC's $550 million aggregate principal amount of senior notes following our acquisition of SRC in January 2020 and to repay $165 million that SRC borrowed under its revolving credit facility. We have subsequently reduced the amount outstanding under the facility by $159.5 million to $493.5 million as of August 31, 2020 using cash flows from operations.

              As of June 30, 2020, the borrowing base and aggregate commitment under the revolving credit facility was $1.7 billion. The revolving credit agreement provides for an automatic reduction in the borrowing base upon the issuance of additional senior notes. We intend to seek a waiver of this provision in connection with this offering so that the issuance of the new notes will not reduce the borrowing base. There can be no assurance that we will receive approval of this waiver from the lenders under the facility, and the completion of this offering is not conditioned upon receipt of the waiver. If we do not receive the waiver, the borrowing base will decline by the product of 25% multiplied by the principal amount of the additional notes issued upon the completion of this offering.

Long-Term Business Strategy and Key Strengths

              Our long-term business strategy focuses on creating shareholder value by delivering attractive returns from responsible development of our crude oil and natural gas properties, maintaining financial strength, generating sustainable cash flows from operations in excess of our capital investments in crude oil and natural gas properties and returning capital to shareholders. We seek to create long-term shareholder value through the following:

  •
  Strong financial position.  We maintain a disciplined financial strategy that focuses on strong liquidity, low leverage ratios and an active commodity derivative program to help mitigate a portion of the risk associated with commodity price fluctuations. We believe that execution of this strategy will allow us to deliver strong corporate returns year-over-year, even during challenging commodity price environments. At June 30, 2020, our leverage ratio, as defined in our revolving line of credit facility agreement, was 1.8. As of August 31, 2020, we had total liquidity of $1.2 billion and commodity derivative positions covering approximately 5.4 MMBbls, 10.2 MMBbls and 4.0 MMBbls of crude oil production for the remainder of 2020, 2021 and 2022, respectively. As of the same date, we had hedged approximately 23.7 Bcf and 77.0 Bcf of natural gas production for the remainder of 2020 and 2021, respectively.

  •
  Focus on generating sustainable cash flows from operations in excess of capital investments.  We are focused on generating multi-year sustainable cash flows from operations in excess of our capital investments through managing capital spending and growth rates, adjusting the timing of completion of our inventory of drilled uncompleted wells, utilizing commodity derivative instruments, focusing on margin improvement from reductions in our cost structure and through increased capital efficiency from technological innovation.

  •
  Absolute debt reduction and conservative total leverage targets.  Through successful execution of our business plan, we aim to use our projected cash flows to meaningfully reduce our indebtedness to below $1.5 billion and to target a long-term total leverage ratio of 1.0x.

  •
  Significant operational control in our core areas.  We have, and expect to continue to have, a substantial degree of operational control over our properties. As a result of successfully executing our strategy of acquisitions and acreage trades in our core areas of operations, we have built multiple concentrated acreage positions with high working interests that we believe will allow us to enhance the value of our assets and replenish our drilling inventory. We currently operate approximately 76 percent of all the wells in which we have an interest. This operational control allows us to better manage our drilling, production, operating and administrative costs and to leverage our technical expertise in our core operating areas. Our leaseholds that are held by production further enhance our operational control by providing us with additional flexibility on the timing of drilling of those locations.

  •
  Project inventory in two premier crude oil, natural gas and NGL plays.  We have a substantial multi-year inventory of high-quality horizontal drilling opportunities across two premier U.S. onshore basins: the Wattenberg Field in Weld County, Colorado and the Delaware Basin in Reeves County, Texas. Our portfolio has a proven record of delivering strong and repeatable economic returns and provides us the ability to allocate capital investments and manage risk as each basin has its own operating and competitive dynamic in terms of commodity price markets, service costs, takeaway capacity and regulatory and political considerations. We have a disciplined development program that seeks to expand our project inventory through testing new intervals and considering various spacing configurations. We believe our project inventory will allow us to achieve attractive rates of return and grow our proved reserves and production in a sustainable fashion. Such expected returns on drilling can vary well by well and are based upon many factors, including but not limited to, commodity prices and well development and operating costs.

  •
  Efficiency through technology and consolidation.  Technological innovation has led to continued improvement in our drilling and completion times. We are utilizing technology to improve the efficiency of our horizontal drilling and completion operations in the Wattenberg Field. In the Delaware Basin, we continue to make progress towards improved capital efficiency through various drilling initiatives and completion designs. The technology associated with our completions process continues to improve as we design wellbore placement and stage spacing and, in the Wattenberg Field, increase the completed lateral length of our wells. In addition, we continue to refine our drilling and completion process in terms of completion equipment, perforation clusters, and fluid and sand type and concentration to more efficiently recover crude oil and natural gas reserves. As with our drilling operations, we are currently working toward using the expertise we have developed in the Wattenberg Field to increase the efficiency of our Delaware Basin completions activities. Additionally, acreage consolidation, particularly in the Wattenberg Field, increases our ability to drill longer length lateral wells. Longer laterals allow us to develop our properties with a smaller number of wells and less truck traffic, with resulting benefits for our operations and for the communities in which we operate.

  •
  Strong environmental, health and safety compliance programs, community outreach and governance. We have focused on establishing effective environmental, health and safety programs that are intended to promote safe working practices for our employees and contractors and to help earn the trust and respect of land owners, regulatory agencies and public officials. This is an important part of our strategy in effectively operating in today's intensive regulatory climate. We are also dedicated to being an active and contributing member of the communities in which we operate. We share our success with these communities in various ways, including charitable giving and community event sponsorships. We also strive to achieve continuous improvement in our corporate governance and have a demonstrated commitment to being responsive to investor input.

  •
  Experienced management team with proven track record.  We have a strong executive management team that has an average of 25 years of experience in the oil and gas industry. Collectively, this experience includes technical, operational, commercial, financial and strategic aspects of the oil and gas industry. This team has a proven track record of executing value-added capital investment programs with a focus on financial discipline and improving on an already strong balance sheet, while growing production and proved reserves. Additionally, our team's experience has helped us continue to achieve our strategic objectives through periods of commodity price volatility, cost inflation and other challenging operating environments.

Corporate information

              Our common stock is quoted on The NASDAQ Global Select Market under the symbol "PDCE."

              Our principal executive offices are located at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. Our telephone number is 303-860-5800.

              We also maintain an internet website at www.pdce.com, which contains information about us. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

 The offering

Issuer	PDC Energy, Inc., a Delaware corporation
Notes offered
$150,000,000 principal amount of 5.750% senior notes due 2026. The new notes will be issued as additional notes under the indenture governing the existing notes. The new notes will be fungible with the existing notes for U.S. federal income tax purposes and will have the same CUSIP number as the existing notes. The new notes will constitute part of a single class of securities with the existing notes and have the same terms as the existing notes except as otherwise provided herein.
Maturity	May 15, 2026.
Interest	5.750% per annum.
Interest Payment Dates	May 15 and November 15, commencing November 15, 2020.
Guarantees
Each of our domestic subsidiaries that is a "material subsidiary" (as defined in "Description of notes") and guarantees our revolving credit facility must guarantee the notes ("Subsidiary Guarantors"). Our only current Subsidiary Guarantor is PDC Permian, Inc. Any such guarantee of the notes may be released under certain circumstances.
Ranking	The notes are our general unsecured senior obligations. Accordingly, they:
• rank senior in right of payment to all existing and future subordinated unsecured indebtedness of PDC;
• rank pari passu in right of payment with any existing and future senior unsecured indebtedness of PDC;

•

rank effectively junior in right of payment to PDC's existing and future secured indebtedness, including indebtedness under our revolving credit facility (sometimes referred to as the "Senior Credit Agreement"), to the extent of the assets of PDC constituting collateral securing that indebtedness; and

• are unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis.
Optional Redemption
The notes are not redeemable until May 15, 2021. On and after May 15, 2021, PDC may redeem all or a part of the notes, in each case at the redemption price described under "Description of notes—Optional redemption," together with any accrued and unpaid interest to the date of redemption.

Prior to May 15, 2021, PDC may redeem up to 35% of the principal amount of the notes with all or a portion of the net cash proceeds of certain equity offerings at a redemption price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if at least 65% of the aggregate principal amount of the notes issued under the indenture (excluding notes held by PDC and its subsidiaries) remains outstanding after each such redemption and the redemption occurs within 180 days after the closing of such equity offering.

In addition, prior to May 15, 2021, we may redeem all or part of the notes at a "make whole" redemption price described under "Description of notes—Optional redemption," together with any accrued and unpaid interest to the date of redemption.
Change of Control Triggering Event; Asset Sales

Upon the occurrence of a change of control triggering event (as defined in the indenture), holders of the notes will have the right to require us to repurchase all or a portion of the notes at a price equal to 101% of the aggregate principal amount of the notes repurchased, together with any accrued and unpaid interest to the date of purchase. In connection with certain asset sales, we may, under certain circumstances, be required to use the net cash proceeds of such asset sale to make an offer to purchase the notes at 100% of the principal amount, together with any accrued and unpaid interest to the date of purchase. See "Description of notes—Repurchase at the option of holders—Change of control triggering event" and "—Asset sales."

Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:
• borrow money;
• pay dividends or make other distributions on stock;
• purchase or redeem stock or subordinated indebtedness;
• make investments;
• create certain liens;
• enter into agreements that restrict distributions or other payments from our restricted subsidiaries;
• enter into transactions with affiliates;
• sell assets;
• consolidate with or merge with or into other companies or transfer all or substantially all our assets; and

• create unrestricted subsidiaries.
These covenants are subject to important exceptions and qualifications. See "Description of notes—Covenants."

If the notes achieve an investment grade rating from either S&P or Moody's and no default exists with respect to the notes, our obligation to comply with many of the covenants will be suspended. If the ratings from both S&P and Moody's subsequently decline to below investment grade, the covenants will be reinstated as of the date of such ratings decline. See "Description of notes—Covenant suspension."
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $146.5 million after deducting the underwriters' discounts and commissions and estimated offering expenses (net proceeds do not include amounts paid to us in respect of accrued interest on the new notes from May 15, 2020 (the most recent interest payment date of the existing notes) to, but not including, the date of delivery of the new notes). We intend to use the net proceeds from this offering for general corporate purposes, which may initially include repayment of amounts outstanding under our revolving credit facility. See "Use of proceeds."

Certain underwriters in this offering and/or their affiliates may receive a portion of the net proceeds of this offering in connection with the repayment of amounts outstanding under our revolving credit facility. See "Underwriting—Conflicts of Interest."
Trustee	U.S. Bank National Association.
Market for the notes
The new notes will be part of an existing series of securities. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Certain of the underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid markets will develop for the notes.
Governing law	New York.
Risk factors
An investment in our securities involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled "Risk factors" beginning on page S-12 of this prospectus supplement and the "Risk factors" section of the 2019 10-K and the Second Quarter 2020 10-Q.

 Summary financial information

              The following table sets forth our summary financial data. The summary financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017 has been derived from, and should be read together with, our audited consolidated financial statements and the related notes contained in the 2019 10-K. The summary financial data as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in the Second Quarter 2020 10-Q. The summary financial data as of June 30, 2019 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X of the SEC. In the opinion of our management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position, results of operations and cash flows for the periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 2019 10-K and the Second Quarter 2020 10-Q and our historical consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six months ended/ As of June 30,		Year ended/ As of December 31,
	2020	2019	2019	2018	2017
	(dollars in millions, except per share data as noted)
Statement of Operations:
Crude oil, natural gas and NGLs sales	$494.2	$660.1	$1,307.3	$1,390.0	$913.1
Commodity price risk management gain (loss), net	313.9	(142.7)	(162.8)	145.2	(3.9)
Total revenues	811.4	525.2	1,156.1	1,548.7	921.6
Income (loss) from continuing operations	(644.6)	(30.6)	11.1	77.7	(238.3)
Income (loss) from continued operations, net of tax	(690.5)	(66.5)	(60.0)	7.4	(339.4)
Earnings (loss) per share attributable to shareholders:
Net income (loss) from continuing operations—basic	$(7.09)	$(0.78)	$(0.89)	$0.03	$(1.94)
Net income (loss) from continuing operations—diluted	(7.09)	(0.78)	(0.89)	0.03	(1.94)
Statement of Cash Flows:
Net cash provided by operating activities	$369.3	$417.5	$858.2	$889.3	$597.8
Capital expenditures(1)	(387.9)	(518.0)	(855.9)	(946.4)	(737.2)
Acquisitions of crude oil and natural gas properties	(139.8)	(4.1)	(13.2)	(180.0)	(15.6)
Balance Sheet:
Total assets	$5,510.1	$4,594.9	$4,448.7	$4,544.1	$4,420.4
Working capital deficit	(95.5)	(172.7)	(57.2)	(166.6)	(16.4)
Total debt, net of unamortized discount and debt issuance costs	1,935.1	1,197.7	1,177.2	1,194.9	1,151.9
Total equity	2,644.0	2,378.4	2,335.5	2,526.7	2,507.6

 Summary reserve information

              The table below sets forth information regarding our estimated proved reserves as of December 31, 2019, 2018 and 2017 based on estimates made in reserve reports prepared by our third party engineering firms. Reserves cannot be measured exactly because reserve estimates involve subjective judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes. Neither PV-10 nor the standardized measure is intended to represent the current market value of the reserves. We define PV-10 as the present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, net of estimated production and future development costs, using pricing and costs as of the date of estimation without future escalation, discounted using an annual discount rate of 10 percent. PV-10 is pre-tax and therefore a non-U.S. GAAP financial measure. Prices used to estimate future gross revenues and production and development costs were based on a 12-month average price calculated as the unweighted arithmetic average price on the first day of each month, January through December. Prices were not adjusted to reflect the value of our commodity hedges. Prices relating to production and development costs were estimated as of December 31 for each of the years presented; costs do not include non-property related expenses such as corporate general and administrative expenses, debt service, or depreciation, depletion and amortization expense. The standardized measure of discounted future net cash flows represents the present value of estimated future net cash flows discounted at a rate of 10% per annum to reflect the timing of future cash flows. The difference between PV-10 and standardized measure is the present value of estimated future income tax discounted at 10%.

	As of December 31,
	2019	2018	2017
Proved reserves
Crude oil and condensate (MMBbls)	197	190	155
Natural gas (Bcf)	1,558	1,336	1,154
NGLs (MMBbls)	154	132	106

Total proved reserves (MMBoe)	611	545	453

Proved developed reserves (MMBoe)	214	180	143
Estimated future net cash flows (in millions)(1)	$5,896	$7,735	$5,453
PV-10 (in millions)(2)	$3,837	$5,321	$3,212
Standardized measure (in millions)	$3,310	$4,448	$2,880

(1)
Amount represents estimated undiscounted pre-tax future net cash flows of approximately $6.8 billion, $9.1 billion and $6.2 billion as of December 31, 2019, 2018 and 2017, respectively, less an internally-estimated future income tax expense of approximately $0.9 billion, $1.4 billion and $0.7 billion, respectively.

(2)
PV-10 is a non-U.S. GAAP financial measure. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with U.S. GAAP, but rather should be considered in addition to the standardized measure.

 Summary operating information

              The following table sets forth summary operating information from continuing operations for the years ended December 31, 2019, 2018 and 2017 and the six months ended June 30, 2020 and 2019.

	Six months ended June 30,			Year ended December 31,
							Percent change
	2020	2019	Percentage change	2019	2018	2017	2019 - 2018	2018 - 2017
	(dollars in millions, except per unit data)
Production
Crude oil (MBbls)	12,103	9,425	28.4%	19,166	16,963	12,902	13.0%	31.5%
Natural gas (MMcf)	82,055	54,643	50.2%	115,950	88,017	71,689	31.7%	22.8%
NGLs (MBbls)	8,314	5,108	62.8%	10,923	8,527	6,981	28.1%	22.1%
Crude oil equivalent (MBoe)(1)	34,093	23,640	44.2%	49,414	40,160	31,830	23.0%	26.2%
Average Boe per day	187,324	130,608	43.4%	135,381	110,027	87,206	23.0%	26.2%
Crude Oil, Natural Gas and NGLs Sales
Crude oil	$364.9	$505.3	(27.8)%	$1,020.7	$1,038.0	$625.0	(1.7)%	66.1%
Natural gas	70.6	83.5	(15.4)%	151.0	163.2	158.3	(7.5)%	3.1%
NGLs	58.7	71.3	(17.7)%	135.6	188.8	129.8	(28.2)%	45.5%

Total crude oil, natural gas and NGLs sales	494.2	660.1	(25.1)%	1,307.3	1,390.0	913.1	(5.9)%	52.2%

Net Settlements on Derivatives(2)
Crude oil	$161.9	$(17.6)	*	$(18.3)	$(124.4)	$(2.7)	(85.3)%	*
Natural gas	(1.3)	(4.0)	(67.5)%	0.7	13.9	23.3	(95.0)%	(40.3)%
NGLs	—	—	*	—	(5.0)	(7.3)	*	(31.5)%

Total net settlements on derivatives	160.6	(21.6)	*	$(17.6)	$(115.5)	$13.3	(84.8)%	*

Average Sales Price (excluding net settlements on derivatives)
Crude oil (per Bbl)	$30.15	$53.61	(43.8)%	$53.26	$61.19	$48.45	(13.0)%	26.3%
Natural gas (per Mcf)	0.86	1.53	(43.8)%	1.30	1.85	2.21	(29.7)%	(16.3)%
NGLs (per Bbl)	7.06	13.96	(49.4)%	12.41	22.14	18.59	(43.9)%	19.1%
Crude oil equivalent (per Boe)	14.50	27.92	(48.1)%	26.46	34.61	28.69	(23.5)%	20.6%
Average Lease Operating Expenses (per Boe)
Wattenberg Field	$2.31	$2.55	(9.4)%	$2.50	$2.99	$2.48	(16.4)%	20.6%
Delaware Basin	3.53	4.37	(19.2)%	4.15	4.14	5.16	0.2%	(19.8)%
Utica Shale(3)	—	—	*	—	3.46	1.66	*	108.4%
Weighted-average	2.50	2.94	(15.0)%	2.88	3.26	2.82	(11.7)%	15.6%
Natural Gas Marketing Contribution Margin(4)	$(0.8)	$(1.3)	38.5%	$(2.0)	$(1.4)	$(1.5)	(42.9)%	6.7%
Other Costs and Expenses
Production taxes	$26.3	$44.8	(41.3)%	$80.8	$90.4	$60.7	(10.6)%	48.9%
Transportation, gathering and processing expenses	30.4	23.6	28.8%	46.4	37.4	33.2	24.1%	12.7%
Exploration expense	0.9	3.3	(72.7)%	4.1	6.2	47.3	(33.9)%	(86.9)%
Impairment of properties and equipment	881.1	36.9	*	38.5	458.4	285.9	(91.6)%	60.3%
General and administrative expense	97.5	82.4	18.3%	161.8	170.5	120.4	(5.1)%	41.6%
Depreciation, depletion and amortization	325.6	319.9	1.8%	644.2	559.8	469.1	15.1%	19.3%
Interest expense, net	46.0	35.9	28.1%	71.1	70.3	76.4	1.1%	(8.0)%

  Amounts may not recalculate due to rounding.

*
Percent change is not meaningful.

(1)
One Bbl of crude oil or NGL equals six Mcf of natural gas.

(2)
Represents net settlements on derivatives related to crude oil and natural gas sales, which do not include net settlements on derivatives related to natural gas marketing.

(3)
In March 2018, we completed the disposition of our Utica Shale properties.

(4)
Represents sales from natural gas marketing, net of costs of natural gas marketing, including net settlements and net change in fair value of unsettled derivatives related to natural gas marketing activities.

 Selected pro forma operating and production information

              In January 2020, we merged with SRC in a transaction valued at $1.7 billion, inclusive of SRC's net debt. We issued approximately 39 million shares of our common stock to SRC shareholders and holders of SRC equity awards, reflecting the issuance of 0.158 of a share of our common stock in exchange for each outstanding share of SRC common stock and the cancellation of outstanding SRC equity awards pursuant to the merger agreement that we entered into with SRC.

              The following table presents selected information regarding our and SRC's operations as of and for the year ended December 31, 2019:

	Year Ended/As of December 31, 2019
	PDC	SRC	Combined
	(production in MBoe, reserves in MMBoe and dollars in millions)
Wells:
Gross productive wells	2,649	1,529	4,178
Net productive wells	2,101	958	3,059
Production:
Crude oil (MBbls)	19,166	9,813	28,979
Natural gas (MMcf)	115,950	49,471	165,421
NGLs (MBbls)	10,923	4,526	15,449
Crude oil equivalent (MBoe)	49,414	22,584	71,998
Average Boe per day (Boe)	135,381	61,874	197,255
Crude oil production percentage	38.8%	43.5%	40.2%
Reserves:
Proved reserves	610.9	295.0	905.9
Proved developed reserves percentage	35%	42%	37%
Crude oil and condensate percentage	32%	27%	31%

Risk factors

              An investment in the securities offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors included in the 2019 10-K and Second Quarter 2020 10-Q and any subsequently filed reports, before making an investment decision. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or which we currently consider to be immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in the securities. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled "Special note regarding forward-looking statements" in this prospectus supplement.

We may be unable to fulfill our obligations under the notes.

              We have a substantial amount of indebtedness outstanding and will have more indebtedness outstanding as a result of this offering. Therefore, a significant portion of our cash flow will be required to pay interest and principal on our indebtedness. We may not generate sufficient cash flow from operations, or have future borrowing capacity available, to enable us to repay our indebtedness, including the notes, or to fund other liquidity needs. As of June 30, 2020, after giving effect to this offering and the use of proceeds described hereby, we would have had $2.0 billion in outstanding indebtedness (assuming a potential repayment of indebtedness under our revolving credit facility).

              Servicing our indebtedness and satisfying our other obligations will require a significant amount of cash. Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to pay interest and principal on our indebtedness and to satisfy our other obligations will depend on our future operating performance and financial condition and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes.

              A substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by curtailing our exploration and drilling programs, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

              In addition, the terms of future debt agreements may, and our existing and planned debt agreements will, restrict us from implementing some of these alternatives. In the absence of adequate cash from operations and other available capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

Covenants in the indentures governing the notes and our other senior notes and in our revolving credit facility currently impose, and future financing agreements may impose, significant operating and financial restrictions.

              The indentures governing the notes and our other senior notes and our revolving credit facility contain restrictions, and future financing agreements may contain additional restrictions, on our activities, including covenants that restrict our and our restricted subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends on, redeem or repurchase stock;

  •
  create liens;

  •
  make specified types of investments;

  •
  apply net proceeds from certain asset sales;

  •
  engage in transactions with our affiliates;

  •
  engage in sale and leaseback transactions;

  •
  merge or consolidate;

  •
  restrict dividends or other payments from restricted subsidiaries;

  •
  sell equity interests of restricted subsidiaries; and

  •
  sell, assign, transfer, lease, convey or dispose of assets.

              Our revolving credit facility is secured by substantially all of our oil and gas properties as well as a pledge of all ownership interests in operating subsidiaries. The restrictions contained in our debt agreements may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

              If we are unable to comply with the restrictions and covenants in the agreements governing the notes and other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the notes.

              Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness.

              In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. We cannot assure you that we will be granted waivers or amendments to our debt agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

Notwithstanding our current indebtedness levels and restrictive covenants, we will still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.

              We may be able to incur additional debt in the future. Although the indentures governing the notes and our other senior notes contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. In particular, we may borrow under the revolving credit facility. In addition, if we designate some of our restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. We may also consider investments in joint ventures or acquisitions that may increase our indebtedness. Also, under the indenture, we will be able to make substantial restricted payments in certain circumstances. Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that we and our subsidiaries now face.

Your right to receive payments on the notes is effectively subordinated to the rights of our and our restricted subsidiaries' existing and future secured creditors.

              The revolving credit facility is secured by liens on substantially all of our assets and the assets of our restricted subsidiaries. Accordingly, the notes will be effectively subordinated to any secured indebtedness incurred under the revolving credit facility to the extent of the value of the assets securing the revolving credit facility. In the event of any distribution or payment of our or any guarantor's assets in any foreclosure, dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our or our restricted subsidiaries' assets that constitute their collateral. Holders of notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our or any restricted subsidiary's other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes will be structurally subordinated to all indebtedness of those of our existing or future subsidiaries that are not, or do not become, guarantors of the notes.

              The indenture will not require all of our subsidiaries to become guarantors of the notes. Non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of the non-guarantor subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of the subsidiary's creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of the subsidiary's assets before we would be entitled to any payment. In addition, the indenture governing the notes will, subject to some limitations, permit non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may not be able to repurchase the notes upon a change of control triggering event as required by the indenture governing the notes.

              Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all notes have been previously called for redemption. The holders of our other senior notes have a similar right, and other debt securities that we may issue in the future that rank equally in right of payment with the notes may have similar rights as well. Our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes, which in turn would constitute an event of default under our revolving credit facility. In addition, the occurrence of a change of control (as defined under the revolving credit facility) in itself would constitute an event of default under our revolving credit facility.

              Therefore, it is possible that we may not have sufficient funds at the time of the change of control triggering event to make the required repurchase of notes. Moreover, our revolving credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control triggering event. As a result, following a change of control triggering event, we may not be able to repurchase notes unless we first repay all indebtedness outstanding under our revolving credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all.

              These repurchase requirements may also delay or make it more difficult for others to obtain control of us. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control Triggering Event" under the indenture. See "Description of notes—Repurchase at the option of holders—Change of control triggering event."

Following a sale of a substantial amount of our assets, you may not be able to determine if a change of control that may give rise to a right to have the notes repurchased has occurred.

              The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the notes and all guarantees, and, if that occurs, you may not receive any payments on the notes or may be required to return payments received on the notes.

              U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided, subordinated or limited as a fraudulent transfer or conveyance if we or the guarantors of the notes, as applicable, (i) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:

  •
  we or any guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on its business;

  •
  we or any guarantor intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay as they mature; or

  •
  we or any guarantor were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

              As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such guarantor did not obtain a reasonably equivalent tangible benefit directly or indirectly from the issuance of the notes.

              We cannot be certain as to the standards a court would use to determine whether or not we or any guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any guarantor's other debt. In general, however, a court would deem an entity insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

              If a court were to find that the issuance of the notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate or limit the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or guarantees. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

              Each guarantee contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor's obligation to an amount that effectively makes the guarantee worthless. Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct, (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

We face risks related to rating agency downgrades.

              We expect the notes to be rated by Moody's Investor Service and Standard & Poor's. If such rating agencies reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is subsequently downgraded, raising capital will become more difficult, borrowing costs under revolving credit facility and other future borrowings may increase and the market price of the notes may decrease.

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

              Many of the covenants in the indenture will be suspended if the notes are rated investment grade by either Standard & Poor's Ratings Services or Moody's Investors Service, Inc., and certain other conditions are satisfied. These covenants include restrictions on our ability to pay dividends, to incur debt and to enter into certain other transactions. Suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. See "Description of notes—Covenant suspension."

Use of proceeds

              We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses will be approximately $146.5 million (net proceeds do not include amounts paid to us in respect of accrued interest on the new notes from May 15, 2020 (the most recent interest payment date of the existing notes) to, but not including, the date of delivery of the new notes).

              We intend to use the net proceeds from this offering for general corporate purposes, which may initially include repayment of amounts outstanding under our revolving credit facility.

              The outstanding principal amount under the revolving credit facility accrues interest at a varying interest rate that fluctuates with an alternate base rate (equal to the greatest of the administrative agent's prime rate, the federal funds rate plus a premium and the rate for dollar deposits in the London interbank market ("LIBOR") for one month, plus a premium) or, at our election, a rate equal to LIBOR for certain time periods. Additionally, commitment fees, interest margin and other bank fees, charged as a component of interest, vary with our utilization of the facility. As of June 30, 2020, the applicable interest margin was one percent for the alternate base rate option or two percent for the LIBOR option, and the unused commitment fee was 0.375 percent. Principal payments are generally not required until the revolving credit facility expires in May 2023, unless the borrowing base falls below the outstanding balance. Amounts outstanding under the revolving credit facility that will be reduced with the proceeds of this offering were incurred to fund a change of control offer we made to holders of SRC's $550 million aggregate principal amount of 6.25% senior notes due December 1, 2025 following our acquisition of SRC in January 2020 and for short-term working capital purposes.

              Certain underwriters in this offering and/or their affiliates may receive a portion of the net proceeds of this offering in connection with the repayment of amounts outstanding under our revolving credit facility. See "Underwriting—Conflicts of Interest."

              The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus supplement.

 Capitalization

              The following table sets forth our capitalization and cash and cash equivalents position as of June 30, 2020 on:

  •
  an actual basis;

  •
  an as-adjusted basis to give effect to the issuance and sale of $150 million principal amount of the notes in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses (the estimated proceeds do not include amounts paid to us in respect of accrued interest on the new notes from May 15, 2020 (the most recent interest payment date of the existing notes) to, but not including, the date of delivery of the new notes); and

  •
  an as-further-adjusted basis to give further effect to an assumed potential repayment of approximately $146.5 million of the amount outstanding on the revolving credit facility using proceeds from this offering.

              This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into this prospectus supplement and the accompanying prospectus and "Use of proceeds" in this prospectus supplement. In addition, investors should not place undue reliance on the as-adjusted or as-further-adjusted information included below because this offering is not contingent upon completion of any of the transactions reflected in the adjustments below.

	As of June 30, 2020
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents:	$1,191	$147,726	$1,191

Debt:
Existing indebtedness of PDC Energy, Inc.
1.125% convertible notes due 2021(1)(2)	$200,000	$200,000	$200,000
6.125% senior notes due 2024(3)	400,000	400,000	400,000
6.25% senior notes due 2025(4)	102,324	102,324	102,324
5.75% senior notes due 2026(5)	600,000	750,000	750,000
Revolving credit facility(6)	653,000	653,000	506,465

Total debt	$1,955,324	$2,105,324	$1,958,789

Stockholders' equity:
Total PDC Energy, Inc. stockholders' equity	$2,644,009	$2,644,009	$2,644,009

Total capitalization	$4,599,333	$4,749,333	$4,602,798

(1)
Amount does not reflect unamortized debt discount of $10.6 million or unamortized debt issuance costs of $1.2 million.

(2)
Convertible senior notes may be wholly or partially settled in cash and are required to be separated into liability and equity components, such that interest expense reflects the non-convertible debt interest rate. Upon issuance, a debt discount was recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the notes. The actual amount that we are required to repay is not affected by the separate balance sheet classifications, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount recognized.

(3)
Amount does not reflect unamortized debt issuance costs of $4.1 million.

(4)
Amount does not reflect unamortized premium of $1.0 million.

(5)
Amount does not reflect unamortized debt issuance costs of $5.3 million for the existing notes and estimated unamortized debt discount of $1.5 million or debt issuance costs of approximately $2.0 million for the new notes.

(6)
The amount outstanding under the revolving credit facility as of August 31, 2020 was $493.5 million.

 Description of other indebtedness

Senior Notes

              2021 Convertible Notes.    In September 2016, we issued $200 million of 1.125% convertible notes due September 15, 2021 (the "2021 Convertible Notes"). Interest is payable semi-annually on March 15 and September 15. The conversion price at maturity is $85.39 per share. Upon conversion, the 2021 Convertible Notes may be settled, at our sole election, in shares of our common stock, cash or a combination thereof. We have initially elected a combination settlement method to satisfy our conversion obligation, which allows us to settle the principal amount of the 2021 Convertible Notes in cash and to settle the excess conversion value, if any, in shares, as well as cash in lieu of fractional shares.

              2024 Senior Notes.    In September 2016, we issued $400 million aggregate principal amount of 6.125% senior notes due September 15, 2024 (the "2024 Senior Notes"). Interest is payable semi-annually on March 15 and September 15.

              2025 Senior Notes.    Upon completion of the acquisition of SRC in January 2020, we assumed $550 million aggregate principal amount of 6.25% senior notes due December 1, 2025 (the "2025 Senior Notes"). Interest is payable semi-annually on June 1 and December 1. On January 17, 2020, we commenced an offer to repurchase the 2025 Senior Notes from the holders at 101 percent of the principal amount of the 2025 Senior Notes, together with any accrued and unpaid interest. Upon expiration of the repurchase offer on February 18, 2020, holders of $447.7 million of the outstanding 2025 Senior Notes accepted the redemption offer for a total redemption price of approximately $452.2 million, plus accrued and unpaid interest of $6.2 million. The repurchase was funded by proceeds from our revolving credit facility. An aggregate principal amount of approximately $102.3 million remains outstanding.

              Existing Notes.    In November 2017, we issued $600 million aggregate principal amount of the existing notes. Interest is payable semi-annually on May 15 and November 15.

              Our wholly-owned subsidiary, PDC Permian, Inc., is a guarantor of our obligations under the 2021 Convertible Notes, the 2024 Senior Notes, the 2025 Senior Notes, and the existing notes. The indentures governing the notes (other than the 2021 Convertible Notes) contain customary restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to incur additional indebtedness; pay dividends or make distributions on our stock; purchase or redeem stock or subordinated indebtedness; make investments; create certain liens; enter into agreements that restrict distributions or other payments by restricted subsidiaries to us; enter into transactions with affiliates; sell assets; consolidate or merge with or into other companies or transfer all or substantially of our assets; and create unrestricted subsidiaries.

Revolving Credit Facility

              The revolving credit facility is available for working capital requirements, capital investments, acquisitions, to support letters of credit and for general corporate purposes. The borrowing base under the facility is based on, among other things, the loan value assigned to the proved reserves attributable to our crude oil and natural gas interests. The borrowing base is subject to a semi-annual redetermination on November 1 and May 1 based upon quantification of our reserves at June 30 and December 31, and is also subject to a redetermination upon the occurrence of certain events. Substantially all of our crude oil and natural gas properties have been mortgaged or pledged as security for our revolving credit facility. As of June 30, 2020, the borrowing base was $1.7 billion and the aggregate commitment amount was $1.7 billion. The revolving credit agreement provides for an automatic reduction in the borrowing base upon the issuance of additional senior notes. We intend to seek a waiver of this provision in connection with this offering so that the issuance of the new notes will not reduce the borrowing base. There can be no assurance that we will receive approval of this waiver from the lenders under the facility, and the completion of this offering is not conditioned upon receipt of the waiver. If we do not receive the waiver, the borrowing base will decline by the product of 25% multiplied by the principal amount of the additional notes issued upon the completion of this offering.

              The outstanding principal amount under the revolving credit facility accrues interest at a varying interest rate that fluctuates with an alternate base rate (equal to the greatest of the administrative agent's prime rate, the federal funds rate plus a premium and LIBOR for one month, plus a premium) or, at our election, a rate equal to LIBOR for certain time periods. Additionally, commitment fees, interest margin and other bank fees, charged as a component of interest, vary with our utilization of the facility. As of June 30, 2020, the applicable interest margin was one percent for the alternate base rate option or two percent for the LIBOR option, and the unused commitment fee was 0.375 percent. Principal payments are generally not required until the revolving credit facility expires in May 2023, unless the borrowing base falls below the outstanding balance.

              The revolving credit facility contains covenants customary for agreements of this type, with the most restrictive being certain financial tests on a quarterly basis. The financial tests, as defined per the revolving credit facility, include requirements to (i) maintain a minimum current ratio of 1.0:1.0 and (ii) not exceed a maximum leverage ratio of 4.0:1.0.

Description of notes

              The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available as set forth below under "Where you can find more information."

              You can find the definitions of terms used in this description of notes below under the caption "—Definitions." Capitalized terms used in this description but not defined below under the caption "—Definitions" have the meanings assigned to them in the indenture. In this description, the words "PDC," "we," "us," and "our" refer only to PDC Energy, Inc., and not to any of its Subsidiaries or Affiliates. The defined terms used in this "Description of notes" section have the meanings given to them in this section, and not the meanings given to such terms elsewhere in this prospectus supplement.

              The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

              The new notes will be issued under the indenture and will form a single series of notes with the $600 million aggregate principal amount of 5.750% senior notes due 2026 issued on November 29, 2017, which we sometimes refer to as the "existing notes". The new notes constitute "Additional Notes" as such term is defined in the indenture. Accordingly, the new notes offered pursuant to this prospectus supplement will have terms that are identical to the terms of the existing notes (other than the initial offering price) and will have the same CUSIP number and will be fungible with the existing notes. Upon the completion of this offering, the outstanding principal amount of our 5.750% senior notes due 2026 will be $750 million. Any reference herein to "the notes" refers to both the existing notes and the new notes.

Brief description of the notes and the subsidiary guarantees

              The notes will:

  •
  be general unsecured, senior obligations of PDC;

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  rank senior in right of payment to all existing and future subordinated unsecured indebtedness of PDC;

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  rank pari passu in right of payment with any existing and future senior unsecured indebtedness of PDC, including the Existing Senior Notes and the Existing Convertible Notes;

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  rank effectively junior in right of payment to PDC's existing and future secured indebtedness, including indebtedness under the Senior Credit Agreement, to the extent of the assets of PDC constituting collateral securing that indebtedness; and

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  be unconditionally guaranteed by future Subsidiary Guarantors on a senior unsecured basis.

    The subsidiary guarantees

              Initially, the notes will be guaranteed by PDC Permian, Inc. but not by any of our other Subsidiaries. However, in the future, each of our other Domestic Restricted Subsidiaries will be required to guarantee the notes if, on any date after the Issue Date, such Subsidiary both:

  •
  Guarantees (or otherwise becomes liable for) Obligations under the Senior Credit Agreement; and

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  constitutes a Material Subsidiary.

              Additional Subsidiaries will be required to become Subsidiary Guarantors under the circumstances described below under "—Covenants—Subsidiary guarantees."

              Each Subsidiary Guarantee will:

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  be a general unsecured, senior obligation of the applicable Subsidiary Guarantor;

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  rank senior in right of payment to all existing and future subordinated indebtedness of such Subsidiary Guarantor;

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  rank pari passu in right of payment with any existing and future senior indebtedness of such Subsidiary Guarantor; and

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  rank effectively junior to all existing and future secured indebtedness of such Subsidiary Guarantor (including any Indebtedness under the Senior Credit Agreement), to the extent of the assets of such Subsidiary Guarantor constituting collateral securing that indebtedness.

              As of June 30, 2020, on a pro forma basis after giving effect to the application of the net proceeds as described under "Use of proceeds" in this prospectus supplement, our Subsidiaries, other than PDC Permian, Inc., had no consolidated Indebtedness, other than guarantees under the Senior Credit Agreement by a Subsidiary that does not constitute a Material Subsidiary.

              As of the date of issuance of the new notes, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Covenants—Designation of restricted and unrestricted subsidiaries," we will be permitted to designate Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, maturity and interest

              On the Issue Date, we issued $600 million in aggregate principal amount of notes and we will issue $150 million in aggregate principal amount of new notes in this offering, which will constitute "Additional Notes" under the indenture. We are permitted to issue more Additional Notes under the indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Covenants—Incurrence of indebtedness and issuance of preferred stock." The notes, together with any future Additional Notes subsequently issued under the indenture, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if such future Additional Notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have a different CUSIP. We may also issue other debt securities under the indenture. If issued, such other debt securities will not vote together with the notes offered in this offering on any matter. The notes will mature on May 15, 2026. The new notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

              Interest on the notes accrues at the rate of 5.750% per annum and is payable semi-annually in arrears on May 15 and November 15. In the case of the new notes, the first interest payment will be November 15, 2020. On that date, we will pay interest on the new notes accrued from May 15, 2020. Interest on overdue principal, premium, if any, and interest will accrue at the applicable interest rate on the notes. PDC will make each interest payment to the holders of record of the notes on the immediately preceding May 1 and November 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of receiving payments on the notes

              Payments in respect of the notes represented by the global notes are to be made by wire transfer of immediately available funds to the accounts specified by the holder or holders of the global notes. With respect to certificated notes, PDC will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

Paying agent and registrar

              The trustee will initially act as paying agent and registrar for the notes. PDC may change the paying agent or registrar without prior notice to the holders of the notes, and PDC or any of the Restricted Subsidiaries may act as paying agent or registrar.

Transfer and exchange

              A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and PDC may require a holder to pay any taxes and fees required by law or permitted by the indenture. PDC will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, PDC will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary guarantees of the notes

              The notes are currently guaranteed by PDC Permian, Inc. but not by any of our other Subsidiaries, as none of our other Domestic Restricted Subsidiaries are Material Subsidiaries. In the future, our Subsidiaries will be required to become Subsidiary Guarantors under the circumstances described under "—Covenants—Subsidiary guarantees." The Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors and limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a fraudulent conveyance. See "Risk factors—Risks related to the notes—U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the notes and all guarantees, and, if that occurs, you may not receive any payments on the notes or may be required to return payments received on the notes."

              A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (regardless of whether such Subsidiary Guarantor is the surviving Person), another Person, other than PDC or another Subsidiary Guarantor, unless:

                  (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

                  (2)   either:

                      (a)   (i) such Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the indenture (including its Subsidiary Guarantee) pursuant to a supplemental indenture; or

                      (b)   such transaction does not violate the provisions of the indenture described under the caption "—Repurchase at the option of holders—Asset sales."

              The Subsidiary Guarantee of a Subsidiary Guarantor will be released as set forth under the caption "—Covenants—Subsidiary guarantees," and will also be released immediately:

                  (1)   upon any sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) PDC or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the indenture described below under the caption "—Repurchase at the option of holders—Asset sales;"

                  (2)   upon any sale or other disposition of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) PDC or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the indenture described under "—Repurchase at the option of holders—Asset sales" and such Subsidiary Guarantor no longer qualifies as a Subsidiary of PDC as a result of such disposition;

                  (3)   upon designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in accordance with the provisions of the indenture described below under the caption "—Covenants—Designation of restricted and unrestricted subsidiaries;"

                  (4)   upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the indenture as described below under the captions "—Legal defeasance and covenant defeasance;" and "—Satisfaction and discharge;" or

                  (5)   upon the liquidation or dissolution of such Subsidiary Guarantor, provided no Default or Event of Default occurs as a result thereof or has occurred or is continuing.

Optional redemption

              Except as described in the last paragraph of "—Repurchase at the option of holders—Change of control triggering event", the notes are not redeemable until May 15, 2021. On and after May 15, 2021, PDC may redeem all or a part of the notes, from time to time, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Years	Redemption price
2021	104.313%
2022	102.875%
2023	101.438%
2024 and thereafter	100.000%

              At any time or from time to time prior to May 15, 2021, PDC may also redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

              "Make-Whole Price" with respect to any notes to be redeemed, means an amount equal to the greater of:

                  (1)   100% of the principal amount of such notes; and

                  (2)   the sum of the present values of (a) the redemption price of such notes at May 15, 2021 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to May 15, 2021 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such notes, if any, to the redemption date.

              "Comparable Treasury Issue" means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to May 15, 2021, that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

              "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

              "Independent Investment Banker" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by PDC.

              "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and three additional primary Government Securities dealers in New York City (each a "Primary Treasury Dealer") selected by PDC, and their respective successors; provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary Government Securities dealer in New York City, PDC shall substitute therefor another Primary Treasury Dealer.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

              "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(159)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

              The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. PDC will notify the trustee of the

Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

              In addition, prior to May 15, 2021, PDC may on any one or more occasions redeem up to 35% of the principal amount of the notes with all or a portion of the net cash proceeds of one or more Equity Offerings at a redemption price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

                  (1)   at least 65% of the aggregate principal amount of the notes issued on the Issue Date (excluding notes held by PDC and its Subsidiaries) remains outstanding after each such redemption; and

                  (2)   the redemption occurs within 180 days after the closing of such Equity Offering.

              Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at PDC's discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

              Unless PDC defaults in the payment of the redemption price, interest, if any, will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and notice

              If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes in global form, the trustee will select notes for redemption based on DTC's required method), unless otherwise required by law or applicable stock exchange requirements.

              Notes redeemed in part must be redeemed only in amounts of $2,000 or whole multiples of $1,000 in excess thereof (subject to the procedures of DTC or any other depositary). Notices of redemption will be mailed by first class mail or delivered in accordance with the procedures of DTC at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

              If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption, unless PDC defaults in making the redemption payment, in which case interest will continue to accrue on notes or portions of notes called for redemption until the redemption price is paid. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

Open market purchases; mandatory redemption; no sinking fund

              We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes pursuant to the covenants described under the caption "—Repurchase at the option of holders."

Repurchase at the option of holders

    Change of control triggering event

              If a Change of Control Triggering Event occurs, each holder of notes will have the right to require PDC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder's notes pursuant to an offer (a "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, PDC will offer a payment in cash (the "Change of Control Payment") equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the "Change of Control Payment Date"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

              Within 30 days following any Change of Control Triggering Event, or, at PDC's option, prior to such Change of Control Triggering Event but after the Change of Control is publicly announced, PDC will provide a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered or such later date as is necessary to comply with requirements under the Exchange Act, pursuant to the procedures required by the indenture and described in such notice. PDC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, PDC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

              On the Change of Control Payment Date, PDC will, to the extent lawful:

                  (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

                  (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

                  (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by PDC.

              The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless PDC defaults in making the Change of Control Payment, in which case interest will continue to accrue on notes accepted for payment until the Change of Control Payment is made. PDC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

              The provisions described herein that require PDC to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain provisions that permit the holders of the notes to require that PDC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

              PDC will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the price, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by PDC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) PDC has given notice of redemption pursuant to the indenture as described above under the caption "—Optional redemption," unless and until there is a Default in payment of the applicable redemption price.

              A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by PDC pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at PDC's option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

              The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of PDC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which is the governing law of the indenture. Accordingly, the ability of a holder of notes to require PDC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of PDC and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

              In the event that holders of at least 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and PDC (or any third party making such Change of Control Offer, in lieu of PDC, as described above) purchases all of the notes held by such holders, PDC will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following a Change of Control Payment Date, to redeem all, but not less than all, of the notes that remain outstanding at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Asset sales

              PDC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                  (1)   PDC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

                  (2)   (x) at least 75% of the consideration received in respect of such Asset Sale by PDC or such Restricted Subsidiary is in the form of cash or Cash Equivalents or (y) the Fair Market Value of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of the Adjusted

    Consolidated Net Tangible Assets of PDC at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:

                      (a)   any liabilities, as shown on PDC's most recent consolidated balance sheet, of PDC or any Restricted Subsidiary (other than contingent liabilities, Subordinated Debt and any obligations in respect of preferred stock) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a customary novation agreement (or other legal documentation with the same effect) that includes a full release of PDC or such Restricted Subsidiary from any and all liability therefor or (2) an assignment agreement that includes, in lieu of such release, the agreement of the transferee or its parent company to indemnify and hold harmless PDC or such Restricted Subsidiary from and against any loss, liability or other cost in respect of such assumed liability;

                      (b)   Liquid Securities;

                      (c)   promissory notes or other obligations of the transferee in the Asset Sale that are converted to cash or Cash Equivalents within 180 days of the Asset Sale; and

                      (d)   Additional Assets.

              Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

              Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if PDC has entered into a binding commitment or commitments with respect to any of the actions described in clauses (2) or (3) below, within the later of (x) 365 days after the receipt of any Net Proceeds from an Asset Sale or (y) 180 days after the entering into of such commitment or commitments, PDC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

                  (1)   to permanently repay or purchase Senior Debt;

                  (2)   to invest in Additional Assets; or

                  (3)   to make capital expenditures in respect of a Related Business of PDC or any of its Restricted Subsidiaries.

              However, pending application or investment of such Net Proceeds as provided in clauses (1) through (3), such Net Proceeds may be applied to temporarily reduce revolving credit Indebtedness. An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (3) above will constitute "Excess Proceeds."

              Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $30 million, PDC will make an offer (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, PDC or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, PDC will use the Excess Proceeds to purchase the notes and such other pari passu Indebtedness on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

              Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of PDC and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption "—Repurchase at the option of holders—Change of control triggering event" and/or the provisions described under the caption "—Covenants—Merger, consolidation or sale of substantially all assets" and not by the provisions of the Asset Sales covenant.

              PDC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sales provisions of the indenture would constitute a violation of any such laws or regulations, PDC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sales provisions of the indenture by virtue of such compliance.

              The Senior Credit Agreement contains, and future debt agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require PDC to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on PDC or otherwise. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when PDC is prohibited from purchasing notes, PDC could seek the consent of the applicable lenders to the purchase of notes or could attempt to refinance the Indebtedness that contain such prohibitions. If PDC does not obtain a consent or repay that Indebtedness, PDC will remain prohibited from purchasing notes. In that case, PDC's failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness. Finally, PDC's ability to pay cash to the holders of notes upon a repurchase may be limited by PDC's then-existing financial resources. See "Risk factors—Risks related to the notes—We may not be able to repurchase the notes upon a change of control triggering event as required by the indenture governing the notes."

Covenants

    Restricted payments

              PDC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1)   declare or pay any dividend or make any other payment or distribution on account of PDC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving PDC or any of its Restricted Subsidiaries) or to the direct or indirect holders of PDC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of PDC and other than dividends or distributions payable to PDC or any Restricted Subsidiary);

                  (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving PDC) any Equity Interests of PDC or any direct or indirect parent company of PDC;

                  (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at or within three Business Days prior to or after the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among PDC and any of its Restricted Subsidiaries or (b) the purchase or other acquisition of Subordinated Debt acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase or other acquisition); or

                  (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

                  (2)   PDC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of indebtedness and issuance of preferred stock;" and

                  (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PDC and its Restricted Subsidiaries since the Existing Senior Notes Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (12) of the next succeeding paragraph), is equal to or less than the sum, without duplication, of:

                      (a)   50% of the Consolidated Net Income of PDC for the period (taken as one accounting period) from the beginning of the most recent fiscal quarter commencing before the Existing Senior Notes Issue Date to the end of PDC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                      (b)   100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of PDC or an Affiliate of PDC), (y) Capital Stock of a Person (other than PDC or an Affiliate of PDC) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in each case received by PDC since the Existing Senior Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of PDC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of PDC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of PDC), (B) with respect to Indebtedness that is incurred on or after the Existing Senior Notes Issue Date, the amount by which such Indebtedness of PDC or any of its Restricted Subsidiaries is reduced on PDC's consolidated balance sheet upon the conversion or exchange after the Existing Senior Notes Issue Date of any such Indebtedness into or for Equity Interests of PDC (other than Disqualified Stock), and (C) the aggregate net cash proceeds, if any, received by PDC or any of its Restricted

        Subsidiaries upon any conversion or exchange described in clause (A) or (B) above; plus

                      (c)   with respect to Restricted Investments made by PDC and its Restricted Subsidiaries after the Existing Senior Notes Issue Date, an amount equal to the sum, without duplication, of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to PDC or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment to a purchaser other than PDC or a Subsidiary of PDC or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment plus (B) with respect to any Unrestricted Subsidiary designated as such after the Existing Senior Notes Issue Date that is redesignated as a Restricted Subsidiary after the Existing Senior Notes Issue Date, the Fair Market Value of PDC's Investment in such Subsidiary held by PDC or any of its Restricted Subsidiaries at the time of such redesignation; plus

                      (d)   100% of any dividends received by PDC or a Restricted Subsidiary after the Existing Senior Notes Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in the Consolidated Net Income of PDC for such period.

              The preceding provisions will not prohibit:

                  (1)   the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

                  (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of PDC) of, Equity Interests of PDC (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by PDC or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to PDC; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (7) of this paragraph;

                  (3)   the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such purchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

                  (4)   the purchase, redemption or other acquisition or retirement for value of any Equity Interests of PDC or any Restricted Subsidiary held by any of PDC's or any of its Restricted Subsidiaries' current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy PDC's or such Restricted Subsidiary's tax withholding obligation with respect to such exercise or vesting;

                  (5)   purchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

                  (6)   payments to fund the purchase, redemption or other acquisition or retirement for value by PDC of fractional Equity Interests arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by the indenture;

                  (7)   as long as no Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of any Equity Interests of PDC or any Restricted Subsidiary held by any of PDC's (or any of its Restricted Subsidiaries") current or former directors or employees; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $25 million plus (b) the aggregate amount of cash proceeds received by PDC from the sale of PDC's Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement will be excluded from clause (3)(b) of the immediately preceding paragraph and clause (2) of this paragraph plus (c) the cash proceeds of key man life insurance policies received by PDC and its Restricted Subsidiaries after the Issue Date;

                  (8)   as long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of PDC or any class or series of preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Incurrence of indebtedness and issuance of preferred stock;"

                  (9)   the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

                  (10) purchases of Subordinated Debt at a purchase price not greater than (a) 101% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if:

                               (i)  in the case of a Change of Control Triggering Event, PDC has first complied with and fully satisfied its obligations under the covenant described under "—Repurchase at the option of holders—Change of control triggering event;" or

                              (ii)  in the case of an Asset Sale, PDC has complied with and fully satisfied its obligations under the covenant described under "—Repurchase at the option of holders—Asset sales;"

                  (11) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of PDC that complies with the provisions described under the caption "—Merger, consolidation or sale of substantially all assets;" and

                  (12) other Restricted Payments in an aggregate amount at any time outstanding not to exceed $50 million.

              The amount of all Restricted Payments (other than cash) shall be the Fair Market Value, on the date of such Restricted Payment, of the Restricted Investment proposed to be made or the asset(s)

or securities proposed to be paid, transferred or issued by PDC or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (12) above or is entitled to be made pursuant to the first paragraph of this covenant, PDC shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

    Incurrence of indebtedness and issuance of preferred stock

              PDC will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur;" with "incurrence" having a correlative meaning) any Indebtedness (including Acquired Debt), and PDC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that PDC may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Fixed Charge Coverage Ratio for PDC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

              Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or preferred stock described below (collectively, "Permitted Debt"):

                  (1)   the incurrence by PDC and any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of PDC and its Restricted Subsidiaries thereunder) not to exceed the greatest of (i) $1.4 billion, (ii) the sum of $500 million plus an amount equal to 35.0% of Adjusted Consolidated Net Tangible Assets of PDC and (iii) the Borrowing Base, in each case of clauses (ii) and (iii), determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

                  (2)   the incurrence by PDC and its Restricted Subsidiaries of Existing Indebtedness;

                  (3)   the incurrence by PDC of Indebtedness represented by the notes that were issued on the Issue Date and the exchange notes issued in exchange for those notes;

                  (4)   the incurrence by PDC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property, plant or equipment or furniture, fixtures and equipment, in each case, used in the business of PDC or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $50 million and (b) 4.0%

    of Adjusted Consolidated Net Tangible Assets of PDC, determined as of the date of the incurrence of such Indebtedness;

                  (5)   the incurrence or issuance by PDC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness (other than intercompany Indebtedness) or Disqualified Stock of PDC, or Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary, in each case that was permitted by the indenture to be incurred or issued under the first paragraph of this covenant or clause (2), (3), (4), (10) or (15) of this paragraph or this clause (5);

                  (6)   the incurrence by PDC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among PDC and any of its Restricted Subsidiaries; provided, however, that (a) if PDC or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not PDC or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the notes, in the case of PDC, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than PDC or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either PDC or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by PDC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

                  (7)   the issuance by any of PDC's Restricted Subsidiaries to PDC or to any of its Restricted Subsidiaries of any preferred stock; provided, however, that:

                      (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than PDC or a Restricted Subsidiary; and

                      (b)   any sale or other transfer of any such preferred stock to a Person that is not either PDC or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

                  (8)   the incurrence of obligations of PDC or a Restricted Subsidiary pursuant to Hedging Obligations;

                  (9)   the Guarantee by PDC or any of the Subsidiary Guarantors of Indebtedness of PDC or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

                  (10) the incurrence by PDC or any Restricted Subsidiary of Permitted Acquisition Indebtedness;

                  (11) the incurrence by PDC or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

                  (12) the incurrence by PDC or any Restricted Subsidiary of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of PDC and its Restricted Subsidiaries;

                  (13) the incurrence by PDC or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

                  (14) the incurrence by PDC or any of its Restricted Subsidiaries of Indebtedness in the form of Guarantees of Indebtedness of joint ventures; provided that the aggregate principal amount of the Obligations incurred pursuant to such Guarantees shall not exceed the greater of (a) $100 million and (b) 4.0% of Adjusted Consolidated Net Tangible Assets, determined as of the date of each incurrence of such Guarantee after giving pro forma effect to the application of proceeds of the Indebtedness being guaranteed; and

                  (15) the incurrence by PDC or any of the Restricted Subsidiaries of Indebtedness in an aggregate principal amount that, when taken together with all other Indebtedness of PDC and its Restricted Subsidiaries outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (14) above or the first paragraph of this covenant) and any Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (15) does not exceed the greater of (a) 5.0% of Adjusted Consolidated Net Tangible Assets of PDC, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom and (b) $150 million.

              PDC will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of PDC or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of PDC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

              For purposes of determining compliance with this "—Incurrence of indebtedness and issuance of preferred stock" covenant, (a) in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) of the second paragraph of this covenant, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, PDC will be permitted to divide and classify such item on the date of its incurrence or issuance, or later divide and reclassify all or a portion of such item, in any manner that complies with this covenant and (b) all Indebtedness outstanding on the Issue Date under the Senior Credit Agreement shall be deemed to have been Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and may not be later divided or reclassified pursuant to clause (a) of this sentence. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional Disqualified Stock or preferred stock of the same class will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of PDC as accrued.

              For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that PDC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

    Limitation on liens

              PDC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (the "Initial Lien"), other than Permitted Liens, upon any of its property or assets (including Capital Stock and Indebtedness of any Subsidiaries of PDC and including any income or profits from such property or assets), whether owned on the Issue Date or thereafter acquired, which Lien secures any Subordinated Debt or other Indebtedness, unless:

                  (1)   in the case of Liens securing Subordinated Debt of PDC or a Subsidiary Guarantor, the notes or Subsidiary Guarantee, as applicable, are secured by a Lien on such property or assets on a senior basis to the Subordinated Debt so secured with the same priority as the notes or such Subsidiary Guarantee, as applicable, has to such Subordinated Debt until such time as such Subordinated Debt is no longer so secured by a Lien; and

                  (2)   in the case of Liens securing other Indebtedness of PDC or a Subsidiary Guarantor, the notes or Subsidiary Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the other Indebtedness so secured until such time as such other Indebtedness is no longer so secured by a Lien.

              Any Lien securing the notes or Subsidiary Guarantees created pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the unconditional release and discharge of the Initial Lien.

    Dividend and other payment restrictions affecting restricted subsidiaries

              PDC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

                  (a)   pay dividends or make any other distributions on its Capital Stock to PDC or any of its Restricted Subsidiaries, or pay any Indebtedness owed to PDC or any of its Restricted Subsidiaries;

                  (b)   make loans or advances to PDC or any of its Restricted Subsidiaries; or

                  (c)   sell, lease or transfer any of its properties or assets to PDC or any of its Restricted Subsidiaries.

              However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

                  (1)   the Senior Credit Agreement, any Existing Indebtedness, Capital Stock or any other agreements or instruments, in each case as in effect on the Issue Date and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of PDC, no more restrictive, taken as a whole, than those contained in the applicable agreements or instruments as in effect on the Issue Date;

                  (2)   the indenture, the notes and the Subsidiary Guarantees;

                  (3)   applicable law, rule, regulation, order, approval, permit or similar restriction;

                  (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by PDC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided, that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of PDC, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

                  (5)   customary non-assignment provisions in contracts, leases and licenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business;

                  (6)   any agreement for the sale or other disposition of the Equity Interests in, or all or substantially all of the properties or assets of, a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

                  (7)   Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                  (8)   Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Limitation on liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

                  (9)   the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption "—Incurrence of indebtedness and issuance of preferred stock" and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

                  (10) other Indebtedness of PDC or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption "—Incurrence of indebtedness and issuance of preferred stock;" provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to PDC and its Restricted Subsidiaries, taken as a whole, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of PDC, than the provisions contained in the Senior Credit Agreement as in effect on the Issue Date;

                  (11) Indebtedness incurred or Capital Stock issued by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Capital Stock (a) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (b) will not materially affect PDC's ability to pay all principal, interest and premium, if any, on the notes, in the reasonable good faith judgment of the Chief Executive Officer or Chief Financial Officer of PDC;

                  (12) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

                  (13) Hedging Obligations permitted from time to time under the indenture;

                  (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

                  (15) with respect only to encumbrances or restrictions of the type referred to in clause (c) of the immediately preceding paragraph:

                      (a)   customary nonassignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in oil and gas properties to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

                      (b)   provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, or (ii) with the approval of PDC's Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements; and

                      (c)   Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments to the extent such encumbrance or restriction restricts the transfer of the property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments.

    Transactions with affiliates

              PDC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of PDC (each, an "Affiliate Transaction"), involving aggregate payments or consideration in excess of $1 million, unless:

                  (1)   the Affiliate Transaction is on terms that are no less favorable to PDC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by PDC or such Restricted Subsidiary with a Person that is not an Affiliate of PDC; and

                  (2)   PDC delivers to the trustee:

                      (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a resolution of the Board of Directors of PDC set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of PDC; and

                      (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to PDC or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

              The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

                  (1)   any employment, consulting or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by PDC or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

                  (2)   transactions between or among PDC and/or its Restricted Subsidiaries;

                  (3)   transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of PDC solely because PDC owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

                  (4)   reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of PDC or any of its Restricted Subsidiaries;

                  (5)   any issuance of Equity Interests (other than Disqualified Stock) of PDC to, or receipt of a capital contribution from, Affiliates of PDC;

                  (6)   Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted payments" or any Permitted Investments;

                  (7)   loans or advances to employees in the ordinary course of business or consistent with past practice;

                  (8)   advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

                  (9)   the performance of obligations of PDC or any of its Restricted Subsidiaries under the terms of any written agreement to which PDC or any of its Restricted Subsidiaries was a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any holders of the notes (as determined in good faith by the Board of Directors of PDC) as compared to the terms of the agreements in effect on the Issue Date;

                  (10) (a) guarantees of performance by PDC and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness in respect of borrowed money, and (b) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

                  (11) transactions between PDC or any Restricted Subsidiary and any Person, a director of which is also a director of PDC or any direct or indirect parent company of PDC and such director is the sole cause for such Person to be deemed an Affiliate of PDC or any Restricted Subsidiary; provided, however, that such director abstains from voting as director of PDC or such direct or indirect parent company of PDC, as the case may be, on any matter involving such other Person; and

                  (12) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the reasonable determination of the Board of Directors of PDC or the senior management of PDC, such transactions are on terms not materially less favorable to PDC or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of PDC.

    Designation of restricted and unrestricted subsidiaries

              The Board of Directors of PDC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by PDC and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the applicable Restricted Subsidiary meets the definition of an Unrestricted Subsidiary and if such Investment would be permitted at that time, either pursuant to (a) the covenant described above under the caption "—Restricted payments" or (b) the definition of Permitted Investment.

              Any designation of a Subsidiary of PDC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of PDC giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of "Unrestricted Subsidiary" set forth below under "—Definitions," it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of indebtedness and issuance of preferred stock," PDC will be in Default of such covenant.

              The Board of Directors of PDC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of indebtedness and issuance of preferred stock,"

calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    Reports

              Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, PDC will file with the SEC for public availability, within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing, in which case PDC will comply with the requirements described in the second succeeding paragraph):

                  (1)   all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if PDC were required to file such reports; and

                  (2)   all current reports that would be required to be filed with the SEC on Form 8-K if PDC were required to file such reports.

              All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on PDC's consolidated financial statements by PDC's independent registered public accounting firm.

              If, at any time, PDC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, PDC will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. PDC will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept PDC's filings for any reason, PDC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if PDC were required to file those reports with the SEC. Any default or event of default arising from a failure to file with the SEC or post in a timely manner any information shall be deemed cured upon filing or posting such information.

    Subsidiary guarantees

              If, after the Issue Date, any Domestic Restricted Subsidiary that is not already a Subsidiary Guarantor both:

                  (1)   Guarantees (or otherwise becomes liable for) Obligations under the Senior Credit Agreement, and

                  (2)   constitutes a Material Subsidiary,

then such Subsidiary will become a Subsidiary Guarantor by executing and delivering a supplemental indenture, in the form provided for in the indenture, to the trustee within 30 days of the date on which it is required to become a Subsidiary Guarantor.

              If, at any date after the Issue Date, PDC's Domestic Restricted Subsidiaries that are not Subsidiary Guarantors are Material in the Aggregate, then PDC shall cause one or more of such Domestic Restricted Subsidiaries (the selection thereof to be at PDC's discretion) to promptly become Subsidiary Guarantors by executing and delivering a supplemental indenture, in the form provided for in the indenture, such that, after giving effect thereto, the remaining Domestic Restricted Subsidiaries would not be Material in the Aggregate and otherwise not meet the definition of "Material Subsidiary."

              The Subsidiary Guarantee of a Subsidiary Guarantor will be released at such time as such Subsidiary Guarantor ceases to (i) Guarantee (or otherwise be liable for) Obligations under the Senior Credit Agreement or (ii) constitute a Material Subsidiary or, if after giving effect to such release, PDC's Domestic Restricted Subsidiaries would not be Material in the Aggregate.

    Merger, consolidation or sale of substantially all assets

              PDC will not (1) consolidate or merge with or into another Person (regardless of whether PDC is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or (2), directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

                  (1)   either: (a) PDC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than PDC) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

                  (2)   the Person formed by or surviving any such conversion, consolidation or merger (if other than PDC) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of PDC under the notes and the indenture pursuant to agreements; provided that, unless such Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by a supplement to the indenture;

                  (3)   immediately after such transaction or transactions, no Default or Event of Default exists; and

                  (4)   PDC or the Person formed by or surviving any such consolidation or merger (if other than PDC), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, would (on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period) either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of indebtedness and issuance of preferred stock;" or (b) have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of PDC and its Restricted Subsidiaries immediately before such transaction.

              For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of PDC, which properties or assets, if held by PDC instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of PDC on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of PDC.

              The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, PDC under the indenture; provided, however, that PDC will not be released from the obligation to pay the principal of, premium, if any, and interest on the notes in the case of a lease of all or substantially all of PDC's properties or assets in a transaction that is subject to, and that complies with the provisions of, this covenant.

              Notwithstanding the restrictions described above, any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to PDC, PDC may merge into a Restricted Subsidiary for the purpose of reincorporating PDC in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to another Restricted Subsidiary.

              Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Covenant suspension

              From and after the occurrence of an Investment Grade Rating Event, the covenants specifically listed under the following captions in this prospectus supplement will be suspended:

                  (a)   clause (4) of the covenant described under "—Covenants—Merger, consolidation or sale of substantially all assets" and

                  (b)   the provisions of the indenture described above under the following headings:

      •
      "—Repurchase at the option of holders—Asset sales;"

      •
      "—Covenants—Restricted payments;"

      •
      "—Covenants—Incurrence of indebtedness and issuance of preferred stock;"

      •
      "—Covenants—Dividend and other payment restrictions affecting subsidiaries;" and

      •
      "—Covenants—Transactions with affiliates."

              During any period that the foregoing covenants have been suspended (the "Suspension Period"), PDC may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption "—Covenants—Designation of restricted and unrestricted subsidiaries." We and our Restricted Subsidiaries will remain subject to all other covenants in the indenture, including those described above under "Repurchase at the option of holders—Change of control triggering event" and "—Covenants—Subsidiary guarantees."

              Notwithstanding the foregoing, if the rating assigned to the notes by both Rating Agencies should subsequently decline to below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated "Restricted payments" covenant will be made as if the "Restricted payments" covenant had been in effect since the Issue Date except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Furthermore, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (2) of the definition of "Permitted Debt." In addition, for purposes of the covenant described under "—Covenants—Transactions with affiliates," all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered into prior to the Issue Date and permitted by clause (9) of such covenant, and for purposes of the covenant described under "—Covenants—Dividend and other payment restrictions affecting restricted subsidiaries," all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

              There can be no assurance that the notes will ever achieve an Investment Grade Rating, or that any such rating will be maintained.

Events of default

              Under the indenture, each of the following will constitute an "Event of Default" with respect to the notes:

                  (1)   default for 30 days in the payment when due of interest on the notes;

                  (2)   default in the payment when due of the principal of, or premium, if any, on the notes;

                  (3)   failure by PDC to comply with its obligations under "—Covenants—Merger, consolidation or sale of substantially all assets" or to consummate a purchase of notes when required pursuant to the covenants described under the caption "—Repurchase at the option of holders;"

                  (4)   failure by PDC or any of its Restricted Subsidiaries for 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with the provisions described under the captions "—Covenants—Restricted payments" or "—Covenants—Incurrence of indebtedness and issuance of preferred stock" or to comply with the provisions described under the caption "—Repurchase at the option of holders" to the extent not described in clause (3) above;

                  (5)   (a) except as addressed in subclause (b) of this clause (5), failure by PDC or any of its Restricted Subsidiaries for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the notes or (b) failure by PDC for 180 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with the covenant described under the caption "—Covenants—Reports;"

                  (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PDC or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by PDC or any of its Restricted Subsidiaries), other than Indebtedness owed to PDC or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

                      (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("Payment Default"); or

                      (b)   results in the acceleration of such Indebtedness prior to its maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

                  (7)   failure by PDC or any Significant Subsidiary or group of PDC's Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for PDC and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

                  (8)   except as permitted by the indenture, any Subsidiary Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; or

                  (9)   certain events of bankruptcy, insolvency or reorganization with respect to PDC or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for PDC and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

              The indenture will provide that in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to PDC, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all then outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable law. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately by notice in writing to PDC and, in case of a notice by holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

              Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to the notes. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

              Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

                  (a)   such holder has previously given the trustee notice of a continuing Event of Default;

                  (b)   holders of at least 25% in aggregate principal amount of the then outstanding notes have made a written request to the trustee to pursue the remedy;

                  (c)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

                  (d)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

                  (e)   holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

              The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

              Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (a) (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness and (b) any other existing Events of Default, except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

              PDC is required to deliver to the trustee annually an Officers' Certificate regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, PDC is required within five Business Days to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

              No director, officer, employee, incorporator, stockholder, member, manager or partner of PDC or any Subsidiary Guarantor, as such, will have any liability for any obligations of PDC or the Subsidiary Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

              PDC may, at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

                  (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

                  (2)   PDC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

                  (3)   the rights, powers, trusts, duties and immunities of the trustee, and PDC's and the Subsidiary Guarantors' obligations in connection therewith; and

                  (4)   the Legal Defeasance and Covenant Defeasance provisions of the indenture.

              In addition, PDC may, at its option and at any time, elect to have the obligations of PDC and the Subsidiary Guarantors released with respect to the provisions of the indenture described above under "—Repurchase at the option of holders" and under "—Covenants" (other than the covenant described under "—Covenants—Merger, consolidation or sale of substantially all assets," except to the extent described below) and the limitation imposed by clause (4) under "—Covenants—Merger, consolidation or sale of substantially all assets" (such release and termination being referred to as "Covenant Defeasance"), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption "—Events of default" and the Event of Default described under clause (9) under the caption "—Events of default" (but only with respect to Subsidiaries of PDC), in each case, will no longer constitute an Event of Default with respect to the notes. In addition, upon the occurrence of Covenant Defeasance all obligations of the Subsidiary Guarantors with respect to their Subsidiary Guarantees will be discharged.

              In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (1)   PDC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and PDC must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

                  (2)   in the case of Legal Defeasance, PDC must deliver to the trustee an opinion of counsel confirming that (a) PDC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (3)   in the case of Covenant Defeasance, PDC has delivered to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

                  (5)   such Legal Defeasance or Covenant Defeasance and the related deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which PDC or any of its Subsidiaries is a party or by which PDC or any of its Subsidiaries is bound;

                  (6)   PDC must deliver to the trustee an Officers' Certificate stating that the deposit was not made by PDC with the intent of preferring the holders of notes over the other creditors of PDC with the intent of defeating, hindering, delaying or defrauding any creditors of PDC or others;

                  (7)   PDC must deliver to the trustee an Officers' Certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

                  (8)   PDC must deliver to the trustee an opinion of counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with.

Amendment, supplement and waiver

              Except as provided in the next two succeeding paragraphs, the indenture, the debt securities issued thereunder (including the notes) or any Guarantee thereof may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions relating to waivers of past Defaults and rights of holders of notes to receive payment, any existing Default or Event of Default or compliance with any provision of the indenture or the debt securities issued thereunder (including the notes) or any Guarantee thereof may be waived with respect to each series of debt securities with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

              Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

                  (1)   change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

                  (2)   reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such amendment, supplement or waiver;

                  (3)   modify any of the provisions set forth in (i) the provisions of the indenture related to the holder's unconditional contractual right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the indenture related to the waiver of past Defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby;

                  (4)   waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

                  (5)   release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or

                  (6)   make any change in the foregoing amendment and waiver provisions of the indenture.

              Notwithstanding the foregoing, without the consent of any holder of debt securities, PDC, the Subsidiary Guarantors (if any) and the trustee may amend or supplement the indenture or the debt securities or the Guarantees thereof issued thereunder to:

                  (1)   cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

                  (2)   evidence the succession of another Person to PDC and the assumption by any such successor of the covenants of PDC therein and, to the extent applicable, to the debt securities;

                  (3)   provide for uncertificated notes in addition to or in place of certificated notes;

                  (4)   add a Subsidiary Guarantee and cause any Person to become a Subsidiary Guarantor, and/ or to evidence the succession of another Person to a Subsidiary Guarantor and the assumption by any such successor of the Subsidiary Guarantee of such Subsidiary Guarantor therein;

                  (5)   secure the debt securities of any series;

                  (6)   add to the covenants of PDC such further covenants, restrictions, conditions or provisions as PDC shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon PDC and to make the occurrence, or the occurrence and continuance, of a Default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in the indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after Default (which period may be shorter or longer than that allowed in the case of other Defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an Event of Default;

                  (7)   make any change to any provision of the indenture that would provide any additional rights or benefits to the holders of the debt securities issued thereunder or that does not adversely affect the rights or interests of any such holder;

                  (8)   provide for the issuance of additional debt securities in accordance with the provisions set forth in the indenture on the date of such indenture;

                  (9)   add any additional Defaults or Events of Default in respect of all or any series of debt securities;

                  (10) change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

                  (11) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

                  (12) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

                  (13) conform the text of the indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular pursuant to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities or Guarantees issued thereunder;

                  (14) add a corporate co-issuer in accordance with the covenant set forth under the caption "—Covenants—Merger, consolidation or sale of substantially all assets;" or

                  (15) modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act, or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

              The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the indenture requiring approval of the holders becomes effective, PDC shall provide to the holders of debt securities affected thereby a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the applicable amendment, supplement or waiver.

Satisfaction and discharge

              The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

                  (1)   either:

                      (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to PDC, have been delivered to the trustee for cancellation; or

                      (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the delivering of a notice of redemption or otherwise or will become due and payable within one year and PDC or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

                  (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

                  (3)   such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which PDC or any Subsidiary Guarantor is a party or by which PDC or any Subsidiary Guarantor is bound;

                  (4)   PDC or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

                  (5)   PDC has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

              In addition, PDC must deliver to the trustee (a) an Officers' Certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied and (b) an opinion of counsel, stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied.

Concerning the trustee

              If the trustee is a creditor of PDC or any Subsidiary Guarantor, the indenture will limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it has any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

              The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

Additional information

              Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to PDC Energy, Inc., 1775 Sherman Street, Suite 3000, Denver, Colorado 80203, Attention: Corporate Secretary.

Governing law

              The indenture, the notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Book-entry, Delivery and Form of the New Notes

              The new notes will be represented by one or more permanent global notes in registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

              Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

              Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

              The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. PDC takes no responsibility for these operations and procedures and urges investors to contact DTC or their participants directly to discuss these matters. Neither PDC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations, and the information in this section is subject to change at any time.

              DTC has advised PDC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers

(including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

              DTC has also advised PDC that, pursuant to procedures established by it:

                  (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

                  (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

              Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

              The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

              Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

              Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, PDC, the Subsidiary Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither PDC, the Subsidiary Guarantors, the trustee nor any agent of any of them has or will have any responsibility or liability for:

                  (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

                  (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

              DTC has advised PDC that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or PDC. Neither PDC nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and PDC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

              DTC has advised PDC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes

              A Global Note is exchangeable for Certificated Notes if:

                  (1)   DTC (a) notifies PDC that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case PDC fails to appoint a successor depositary within 90 days;

                  (2)   PDC, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes; or

                  (3)   a Default or Event of Default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

              In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes Certificated

              Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Transfer Restrictions."

Same Day Settlement and Payment

              PDC will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. PDC will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's

Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. PDC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Definitions

              "Acquired Debt" means, with respect to any specified Person:

                  (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

                  (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

              "Additional Assets" means:

                  (1)   any property or assets (other than Indebtedness and Capital Stock) to be used by PDC or a Restricted Subsidiary in a Related Business;

                  (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by PDC or another Restricted Subsidiary;

                  (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

                  (4)   Capital Stock of any Restricted Subsidiary; provided that all the Capital Stock of such Subsidiary held by PDC or any of its Restricted Subsidiaries shall entitle PDC or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock;

provided, however, that, in the case of clauses (2), (3) and (4), such Subsidiary is primarily engaged in a Related Business.

              "Adjusted Consolidated Net Tangible Assets" means, with respect to any specified Person or Persons (all of such specified Persons, whether one or more, being referred to in this definition as the "Referent Person"), as of the date of determination (without duplication), the remainder of:

                  (a)   the sum of:

                               (i)  discounted future net revenues from proved oil and gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by PDC in a reserve report prepared as of the end of PDC's most recently completed fiscal year for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts, (A) as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year-end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since such year-end due to exploration, development, exploitation or other activities, and (B) as decreased by, as of the date of determination, the estimated discounted future net revenues from

        (1) estimated proved oil and gas reserves reflected in such reserve report produced or disposed of since such year-end, and (2) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves reflected in such reserve report since such year-end due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case described in this clause (i) calculated in accordance with SEC guidelines and estimated by PDC's petroleum engineers or any independent petroleum engineers engaged by PDC for that purpose;

                              (ii)  the capitalized costs that are attributable to oil and gas properties of the Referent Person and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on PDC's books and records as of a date no earlier than the date of PDC's latest available annual or quarterly financial statements;

                            (iii)  the Net Working Capital of the Referent Person on a date no earlier than the date of PDC's latest annual or quarterly financial statements; and

                             (iv)  the greater of (A) the net book value of other tangible assets of the Referent Person and its Restricted Subsidiaries, as of a date no earlier than the date of PDC's latest annual or quarterly financial statements, and (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Referent Person and its Restricted Subsidiaries, as of a date no earlier than the date of PDC's latest audited financial statements (provided that PDC shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

                  (b)   the sum of:

                               (i)  the net book value of any Capital Stock of a Restricted Subsidiary of the Referent Person that is not owned by the Referent Person or another Restricted Subsidiary of the Referent Person;

                              (ii)  to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets of the Referent Person, any net gas-balancing liabilities of the Referent Person and its Restricted Subsidiaries reflected in PDC's latest audited financial statements;

                            (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in PDC's year-end reserve report), attributable to reserves that are required to be delivered by the Referent Person to third parties to fully satisfy the obligations of the Referent Person and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

                             (iv)  the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Referent Person and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

              If PDC changes its method of accounting from the successful efforts or a similar method to the full cost method of accounting, "Adjusted Consolidated Net Tangible Assets" of the Referent Person

will continue to be calculated as if PDC were still using the successful efforts or a similar method of accounting.

              "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

              "Asset Sale" means:

                  (1)   the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of PDC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the option of holders—Change of control triggering event" and/or the provisions described above under the caption "—Covenants—Merger, consolidation or sale of substantially all assets" and not by the provisions of the Asset Sales covenant; and

                  (2)   the issuance of Equity Interests in any of PDC's Restricted Subsidiaries (other than directors' qualifying shares) or the sale of Equity Interests held by PDC or its Restricted Subsidiaries in any of its Subsidiaries.

              Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

                  (1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20 million;

                  (2)   a transfer of assets between or among PDC and its Restricted Subsidiaries;

                  (3)   an issuance of Equity Interests by a Restricted Subsidiary to PDC or to a Restricted Subsidiary;

                  (4)   the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of PDC and its Restricted Subsidiaries;

                  (5)   the sale or other disposition of cash or Cash Equivalents;

                  (6)   a Restricted Payment that does not violate the covenant described above under the caption "—Covenants—Restricted payments," including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

                  (7)   the consummation of a Permitted Investment, including, without limitation, unwinding any Hedging Obligations, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

                  (8)   a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

                  (9)   the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by PDC or any Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

                  (10) the creation or perfection of a Lien (but not, except as contemplated in clause (11) below, the sale or other disposition of the properties or assets subject to such Lien);

                  (11) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

                  (12) the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of PDC and its Restricted Subsidiaries;

                  (13) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

                  (14) any Production Payments and Reserve Sales; provided that all such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to PDC or a Restricted Subsidiary) shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 90 days after the acquisition of, the oil and gas properties that are subject thereto;

                  (15) the sale or other disposition (regardless of whether in the ordinary course of business) of oil and gas properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved reserves; and

                  (16) any trade or exchange by PDC or any Restricted Subsidiary of properties or assets used or useful in a Related Business for other properties or assets used or useful in a Related Business owned or held by another Person (including Capital Stock of a Person engaged in a Related Business that is or becomes a Restricted Subsidiary), including any cash or Cash Equivalents necessary in order to achieve and exchange of equivalent value, provided that the Fair Market Value of the properties or assets traded or exchanged by PDC or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by PDC or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by PDC or such Restricted Subsidiary, and provided, further, that any cash received in the transaction must be applied in accordance with the covenant described above under "—Repurchase at the option of holders—Asset sales" as if such transaction were an Asset Sale.

              "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms "Beneficially Owns," "Beneficially Owned" and "Beneficially Owning" will have a corresponding meaning.

              "Board of Directors" means:

                  (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

                  (2)   with respect to a partnership, the board of directors of the general partner of the partnership;

                  (3)   with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

                  (4)   with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

              "Borrowing Base" means, with respect to borrowings under the Senior Credit Agreement and any amendment to and/or modification or replacement of the foregoing in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the oil and gas properties and other assets of PDC and its Restricted Subsidiaries against which such lenders are prepared to provide loans, letters of credit or other Indebtedness to the credit parties, using customary practices and standards for determining reserve-based borrowing base loans and which are generally applied to borrowers in the Related Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for therein.

              "Business Day" means any day other than a Legal Holiday.

              "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

              "Capital Stock" means:

                  (1)   in the case of a corporation, corporate stock;

                  (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

                  (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

              "Cash Equivalents" means:

                  (1)   United States dollars;

                  (2)   Government Securities having maturities of not more than one year from the date of acquisition;

                  (3)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's;

                  (4)   certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better;

                  (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

                  (6)   commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition;

                  (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

                  (8)   deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which PDC or any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business; provided that all such deposits are made in such accounts in the ordinary course of business.

              "Change of Control" means:

                  (1)   any "person" or "group" of related persons (as such terms are used in Section 13(d) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of PDC (or its successor by merger, consolidation or purchase of all or substantially all of its properties or assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of PDC held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

                  (2)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of PDC and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d) of the Exchange Act); or

                  (3)   the adoption or approval by the stockholders of PDC of a plan for the liquidation or dissolution of PDC.

              "Change of Control Triggering Event" means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the notes within the Ratings Decline Period by one of the Rating Agencies, as a result of which the rating of the notes on any day during such Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

              "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

                  (1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity), to the extent that such losses were deducted in computing such Consolidated Net Income; plus

                  (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

                  (3)   the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

                  (4)   exploration and abandonment expense (if applicable) to the extent deducted in calculating Consolidated Net Income; plus

                  (5)   depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, other non-cash expenses and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

                  (6)   any interest expense attributable to any Oil and Natural Gas Hedging Contract, to the extent that such interest expense was deducted in computing such Consolidated Net Income; plus

                  (7)   the accretion of interest charges on future plugging and abandonment obligations and future retirement benefits, to the extent such charges were deducted in computing such Consolidated Net Income; minus

                  (8)   non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, and minus

                  (9)   the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1) through (7) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

              "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

                  (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

                  (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members or partners;

                  (3)   the cumulative effect of a change in accounting principles will be excluded;

                  (4)   any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

                  (5)   any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

                  (6)   any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of the Financial Standards Accounting Board's Accounting Standards Codification (ASC) 815) shall be excluded; and

                  (7)   to the extent deducted in the calculation of Net Income, any non-cash or other charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded.

              "Consolidated Tangible Assets" means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

              "Credit Facilities" means, with respect to PDC or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or Debt Issuances providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, bankers' acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances).

              "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

              "Debt Issuances" means, with respect to PDC or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

              "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

              "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require PDC to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control Triggering Event or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that PDC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Covenants—Restricted payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that PDC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

              "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

              "Domestic Restricted Subsidiary" means any Restricted Subsidiary that (a) was formed under the laws of the United States or any state of the United States or the District of Columbia or (b) Guarantees or otherwise provides direct credit support for any Indebtedness of PDC or any Restricted Subsidiary (other than a Foreign Subsidiary).

              "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

              "Equity Offering" means (1) an offering for cash by PDC of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock or (2) a cash contribution to PDC's common equity capital from any Person.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Existing Convertible Notes" means $200 million aggregate principal amount of 1.125% senior convertible notes due 2021 issued by PDC on September 14, 2016.

              "Existing Indebtedness" means Indebtedness of PDC and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement, the notes and the Subsidiary Guarantees) in existence on the Issue Date, including the Existing Senior Notes and the Existing Convertible Notes, until such amounts are repaid.

              "Existing Senior Notes" means, collectively, the 7.75% Senior Notes Due 2022 issued pursuant to that certain indenture dated as of October 3, 2012 between PDC and U.S. Bank National Association, as trustee, and the 6.125% Senior Notes Due 2024 issued pursuant to that certain indenture dated as of September 15, 2016 between PDC and U.S. Bank National Association, as trustee.

              "Existing Senior Notes Issue Date" means October 3, 2012.

              "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value of an asset or property in excess of $10 million shall be determined by an Officer of PDC, and in the case of amounts in excess of $25 million, by the Board of Directors of PDC, in each case, acting in good faith.

The determination shall be conclusive and, in the case of determinations exceeding $25 million, evidenced by a resolution of the Board of Directors.

              "Farm-In Agreement" means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

              "Farm-Out Agreement" means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

              "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

              In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

                  (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in a Related Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and any Consolidated Cash Flow for such period will be calculated giving pro forma effect to any operating improvements or cost savings that have occurred or are reasonably expected to occur in the reasonable judgment of the principal accounting officer or Chief Financial Officer of PDC (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

                  (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

                  (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

                  (4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

                  (5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

                  (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness, but if the remaining term of such Hedging Obligation is less than 12 months, then such Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof).

              "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

                  (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Production Payments and Reserve Sales, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations other than that attributable to any Oil and Natural Gas Hedging Contract, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

                  (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

                  (3)   any interest on Indebtedness of another Person that is Guaranteed by the specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

                  (4)   all dividends, whether paid or accrued and regardless of whether in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of PDC (other than Disqualified Stock) or to PDC or a Restricted Subsidiary, in each case, on a consolidated basis and determined in accordance with GAAP.

              "Foreign Subsidiary" means any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

              "GAAP" means generally accepted accounting principles in the United States which are in effect from time to time; provided, however, that operating leases and Capital Leases shall be accounted for during the term of the indenture in accordance with generally accepted accounting principles in the United States in effect on the Issue Date. Subject to the proviso in the previous sentence or PDC's election in the following sentence, all ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the Issue Date, PDC may elect to apply International Financial Reporting Standards, or IFRS, accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to PDC's election to apply IFRS shall remain as previously calculated or determined in accordance with

GAAP. PDC shall give notice of any such election made in accordance with this definition to the trustee and the holders of notes.

              "Government Securities" means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

              "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services or to take or pay or to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). "Guarantee" used as a verb has a correlative meaning.

              "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges, Oil and Natural Gas Hedging Contracts and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case entered into for non-speculative purposes.

              "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, natural gas liquids, and all constituents, elements or compounds thereof and products refined or processed therefrom.

              "Indebtedness" means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

                  (1)   in respect of borrowed money;

                  (2)   evidenced by bonds, notes, credit agreements, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

                  (3)   in respect of bankers' acceptances;

                  (4)   representing Capital Lease Obligations;

                  (5)   in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

                  (6)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

                  (7)   representing any Interest Rate and Currency Hedges, if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (a) all Indebtedness of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, of the types described above in clauses (1) through (7) above. Furthermore, the amount of any Indebtedness outstanding as of any date will be the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

              Notwithstanding the foregoing, the following shall not constitute "Indebtedness:"

                           (i)  accrued expenses and trade accounts payable arising in the ordinary course of business;

                          (ii)  except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

                        (iii)  any obligation in respect of any Farm-In Agreement;

                         (iv)  any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

                          (v)  oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

                         (vi)  any obligation in respect of any Oil and Natural Gas Hedging Contract;

                        (vii)  any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815);

                       (viii)  any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers' acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), are incurred in the ordinary course of the business of PDC and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

                         (ix)  any Disqualified Stock of PDC or preferred stock of a Restricted Subsidiary;

                          (x)  any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

                         (xi)  all contracts and other obligations, agreements, instruments or arrangements described in clauses (20), (21), (22) and (23) of the definition of "Permitted Liens."

              "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

              "Interest Rate and Currency Hedges" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

              "Investment Grade Rating" means a rating equal to or higher than:

                  (1)   Baa3 (or the equivalent) by Moody's; or

                  (2)   BBB– (or the equivalent) by S&P,

or, if either such entity ceases to rate the notes for reasons outside of the control of PDC, the equivalent investment grade credit rating from any other Rating Agency.

              "Investment Grade Rating Event" means the first day on which (a) the notes have an Investment Grade Rating from at least one Rating Agency, (b) no Default with respect to the notes has occurred and is then continuing under the indenture and (c) PDC has delivered to the trustee an Officers' Certificate certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this definition.

              "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If PDC or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, PDC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of PDC's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Covenants—Restricted payments." The acquisition by PDC or any Subsidiary of PDC of a Person that holds an Investment in a third Person will be deemed to be an Investment by PDC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Covenants—Restricted payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

              "Issue Date" means the first date on which notes were issued under the indenture.

              "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment for the notes are authorized by law, regulation or executive order to remain closed.

              "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

              "Liquid Securities" means securities that are publicly traded on the New York Stock Exchange, NYSE MKT, the Nasdaq Stock Market or any other regulated stock exchange in the United States, Canada, Europe or Australia (or any of their successors) and as to which PDC is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting such requirements shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 180 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which PDC or a Restricted Subsidiary received the securities was in compliance with the provisions of the indenture described under "—Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

              "Material Subsidiary" means any Domestic Restricted Subsidiary (a) that has Consolidated Tangible Assets that exceed 5.0% of the Consolidated Tangible Assets of PDC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of PDC for which financial statements are required to be delivered under the indenture, (b) whose Consolidated Cash Flow exceeds 5.0% of the Consolidated Cash Flow of PDC and its Restricted Subsidiaries for the period of four consecutive fiscal quarters of PDC most recent ended for which financial statements are required to be delivered under the indenture or (c) together with all other Domestic Restricted Subsidiaries that would not otherwise be deemed to be Material Subsidiaries, would represent, in the aggregate ("Material in the Aggregate"), (x) 10.0% or more of the Consolidated Tangible Assets of PDC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of PDC for which financial statements are required to be delivered under the indenture or (y) 10.0% or more of the Consolidated Cash Flow of PDC and its Restricted Subsidiaries for the period of four consecutive fiscal quarters of PDC most recently ended for which financial statements are required to be delivered under the indenture.

              "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

              "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of non-cash preferred stock dividends, excluding, however:

                  (1)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (including, without limitation, any cash received pursuant to any sale and leaseback transaction) or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

                  (2)   any extraordinary or non-recurring gain or loss, together with any related provision for taxes on such extraordinary or non-recurring gain or loss.

              "Net Proceeds" means the aggregate cash proceeds received by PDC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

                  (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

                  (2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

                  (3)   all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

                  (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by PDC or any Restricted Subsidiary after such Asset Sale.

              "Net Working Capital" means (a) all current assets of PDC and its Restricted Subsidiaries except current assets from Oil and Natural Gas Hedging Contracts, less (b) all current liabilities of PDC and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from Oil and Natural Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of PDC prepared in accordance with GAAP (excluding any adjustments made pursuant to ASC 815).

              "Non-Recourse Debt" means Indebtedness:

                  (1)   as to which neither PDC nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by PDC or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

                  (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of PDC or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

              "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

              "Officer" means, in the case of PDC, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, principal financial officer, principal accounting officer, any Vice President, the Treasurer or the Secretary (or persons performing similar functions) of PDC and, in the case of any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, principal financial officer, principal accounting officer, any Vice President, the Treasurer or the Secretary (or persons performing similar functions) of such Subsidiary Guarantor, or, with respect to a limited liability company, either an Officer, manager, or managing member of such limited liability company.

              "Officers" Certificate" means, in the case of PDC, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of PDC and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor, or, with respect to a limited liability company, either an Officer, manager, or managing member of such limited liability company.

              "Oil and Natural Gas Hedging Contract" means any Hydrocarbon hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in Hydrocarbon prices.

              "Permitted Acquisition Indebtedness" means Indebtedness or Disqualified Stock of PDC or any of PDC's Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

                  (1)   a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

                  (2)   a Person that was merged or consolidated into PDC or a Restricted Subsidiary;

provided that on the date of incurrence of such Indebtedness or issuance of such Disqualified Stock, or the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into PDC or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

                  (a)   the Restricted Subsidiary or PDC, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Covenants—Incurrence of indebtedness and issuance of preferred stock," or

                  (b)   the Fixed Charge Coverage Ratio for PDC would be greater than the Fixed Charge Coverage Ratio for PDC immediately prior to such transaction.

              "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership, including without limitation, (a) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests; (b) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and (c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

              "Permitted Investments" means:

                  (1)   any Investment in PDC or in a Restricted Subsidiary;

                  (2)   any Investment in Cash Equivalents;

                  (3)   any Investment by PDC or any Restricted Subsidiary in a Person, if as a result of such Investment:

                      (a)   such Person becomes a Restricted Subsidiary; or

                      (b)   such Person is merged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, PDC or a Restricted Subsidiary;

                  (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the option of holders—Asset sales;"

                  (5)   any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of PDC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

                  (6)   Investments represented by Hedging Obligations;

                  (7)   advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, in each case to the extent they constitute Investments;

                  (8)   loans or advances to employees in the ordinary course of business or consistent with past practice, in each case to the extent they constitute Investments;

                  (9)   advances and prepayments for asset purchases in the ordinary course of business in a Related Business of PDC or any of its Restricted Subsidiaries;

                  (10) receivables owing to PDC or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as PDC or any such Restricted Subsidiary deems reasonable under the circumstances;

                  (11) surety and performance bonds and workers' compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

                  (12) guarantees by PDC or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by PDC or any such Restricted Subsidiary in the ordinary course of business;

                  (13) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into PDC or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under "—Covenants—Merger, consolidation or sale of substantially all assets" or the covenant described in the third paragraph under "—Subsidiary guarantees of the notes" (as applicable) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

                  (14) Permitted Business Investments;

                  (15) Investments received as a result of a foreclosure by PDC or any of its Restricted Subsidiaries with respect to any secured Investment in default;

                  (16) Investments in any units of any oil and gas royalty trust;

                  (17) Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

                  (18) repurchases of or other Investments in the notes;

                  (19) Investments to the extent that common stock of PDC is the consideration paid or provided by PDC; and

                  (20) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding not to exceed the greater of (a) 5.0% of Adjusted Consolidated Net Tangible Assets of PDC and (b) $150 million.

              "Permitted Liens" means, with respect to any Person:

                  (1)   Liens securing Indebtedness incurred under Credit Facilities pursuant to clause (1) of the second paragraph of the covenant described under the caption "—Covenants—Incurrence of indebtedness and issuance of preferred stock;" provided that the aggregate amount of such indebtedness does not exceed the aggregate amount that would be allowed under such clause (1);

                  (2)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Covenants—Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired, improved, or constructed with or financed by such Indebtedness;

                  (3)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

                  (4)   landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

                  (5)   Liens for taxes, assessments or other governmental charges or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

                  (6)   Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

                  (7)   encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

                  (8)   leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of PDC and its Restricted Subsidiaries, taken as a whole;

                  (9)   any attachment or judgment Liens not giving rise to an Event of Default;

                  (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

                      (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

                      (b)   such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of PDC or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

                  (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

                      (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by PDC in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

                      (b)   such deposit account is not intended by PDC or any Restricted Subsidiary to provide collateral to the depository institution;

                  (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by PDC and its Restricted Subsidiaries in the ordinary course of business;

                  (13) Liens existing on the Issue Date;

                  (14) Liens on property at the time PDC or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into PDC or a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by PDC or any Restricted Subsidiary other than those of the Person merged or consolidated with PDC or such Restricted Subsidiary;

                  (15) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by PDC or any Restricted Subsidiary;

                  (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to PDC or a Subsidiary Guarantor;

                  (17) Liens securing the notes, the Subsidiary Guarantees and other obligations arising under the indenture;

                  (18) Liens securing Permitted Refinancing Indebtedness of PDC or a Restricted Subsidiary incurred to refinance Indebtedness of PDC or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

                  (19) Liens in respect of Production Payments and Reserve Sales;

                  (20) Liens on pipelines and pipeline facilities that arise by operation of law;

                  (21) Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business in a Related Business;

                  (22) Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

                  (23) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Related Business for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation;

                  (24) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

                  (25) Liens securing obligations of PDC and its Restricted Subsidiaries under non-speculative Hedging Obligations;

                  (26) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by PDC or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

                  (27) Liens securing Indebtedness of any Foreign Subsidiary which Indebtedness is permitted by the indenture;

                  (28) Liens incurred in the ordinary course of business of PDC or any Restricted Subsidiary with respect to obligations that, at any one time outstanding, do not exceed the greater of (a) $150 million and (b) 5.0% of Adjusted Consolidated Net Tangible Assets of PDC; and

                  (29) Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Debt and are held in an escrow account or similar arrangement to be applied for such purpose.

              "Permitted Refinancing Indebtedness" means any Indebtedness of PDC or any of its Restricted Subsidiaries, any Disqualified Stock of PDC or any preferred stock of any Restricted Subsidiary (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a "Refinancing"), any other Indebtedness of PDC or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of PDC or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of PDC or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

                  (1)   the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith), and

                  (2)   if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

              Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

                  (1)   such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, no earlier than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

                  (2)   if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, no earlier than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

                  (3)   such Indebtedness or Disqualified Stock is incurred or issued by PDC or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced; provided that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by PDC, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced.

              "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

              "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

              "Production Payments and Reserve Sales" means the grant or transfer by PDC or a Subsidiary of PDC to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to PDC or a Subsidiary of PDC.

              "Rating Agency" means any of S&P or Moody's, or if (and only if) S&P or Moody's shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by PDC, which shall be substituted for S&P or Moody's, as the case may be.

              "Ratings Decline Period" means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

              "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of PDC and its Restricted Subsidiaries on the Issue Date, which includes (1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, and the utilization of PDC's and its Restricted Subsidiaries' properties, (2) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (3) any power generation and electrical transmission business, (4) oil field sales and services and related activities, (5) development, purchase and sale of real estate and interests therein, and (6) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (5) of this definition.

              "Reporting Failure" means the failure of PDC to file with the SEC and make available or otherwise deliver to the trustee and each holder of notes, within the time periods specified in "—Covenants—Reports" (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports that PDC may be required to file with the SEC pursuant to such provision.

              "Restricted Investment" means any Investment other than a Permitted Investment.

              "Restricted Subsidiary" means any Subsidiary of PDC other than an Unrestricted Subsidiary.

              "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

              "SEC" means the Securities and Exchange Commission.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Senior Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated as of May 23, 2018 as amended at various times prior to the date of issuance of the new notes, among (i) PDC, as borrower, (ii) JPMorgan Chase Bank, N.A., as administrative agent and lender, and (iii) the lenders party thereto from time to time, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

              "Senior Debt" means:

                  (1)   all Indebtedness of PDC or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

                  (2)   the notes and any other Indebtedness of PDC or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

                  (3)   all Obligations with respect to the items listed in the preceding clauses (1) and (2).

              Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

                  (a)   any intercompany Indebtedness of PDC or any of its Subsidiaries to PDC or any of its Affiliates;

                  (b)   any Indebtedness that is incurred in violation of the indenture; or

                  (c)   any trade payables or taxes owed or owing by PDC or any Restricted Subsidiary.

              "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of PDC within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

              "Sponsored Limited Partnerships" means any drilling partnership in existence as of December 31, 2007 in which PDC is the managing general partner but which is not majority-owned by PDC, directly or indirectly.

              "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness as of its issue date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

              "Subordinated Debt" means Indebtedness of PDC or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

              "Subsidiary" means, with respect to any specified Person:

                  (1)   any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                  (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

              Notwithstanding the foregoing, none of the Sponsored Limited Partnerships shall be Subsidiaries.

              "Subsidiary Guarantee" means any Guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions of the indenture described under the caption "—Covenants—Subsidiary guarantees."

              "Subsidiary Guarantor" means each Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of the indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of the indenture.

              "Unrestricted Subsidiary" means any Subsidiary of PDC (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of PDC as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

                  (1)   has no Indebtedness other than Non-Recourse Debt;

                  (2)   is a Person with respect to which neither PDC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

                  (3)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of PDC or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

              Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

              "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

              "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of the Board of Directors of such Person.

              "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                  (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

                  (2)   the then outstanding principal amount of such Indebtedness.

 Material United States federal income tax considerations

              The following summary describes the material U.S. federal income tax consequences of purchasing, owning and disposing of the new notes. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income consequences of purchasing, owning and disposing of new notes as set forth in this summary.

              This summary applies to you only if you are a beneficial owner of a new note and you pay cash to acquire the new note in this offering for a price equal to the public offering price indicated on the cover of this prospectus supplement. This summary deals only with new notes held as capital assets within the meaning of Section 1221 of the Code (generally, investment property) and does not deal with investors that may have special tax situations such as:

  •
  dealers in securities;

  •
  traders in securities that use a mark to market method of accounting;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding new notes as part of a conversion transaction, constructive sale or wash sale or a straddle or synthetic security;

  •
  persons subject to the alternative minimum tax;

  •
  certain former citizens or long-term residents of the United States;

  •
  foreign governments or international organizations;

  •
  financial institutions;

  •
  insurance companies;

  •
  controlled foreign corporations and passive foreign investment companies;

  •
  regulated investment companies and shareholders of such companies;

  •
  real estate investment trusts;

  •
  entities that are tax exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax deferred accounts;

  •
  persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to their notes to their financial statements; and

  •
  pass through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass through entities.

              If you are a partnership (including an entity treated as a partnership for U.S. federal tax purposes) holding new notes or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the new notes.

              This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income, foreign income, estate or gift or other tax consequences or the effect of any tax treaty.

              We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

              Before you purchase the new notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income, estate or gift and other tax consequences of acquiring, owning and disposing of the new notes that may be applicable to you.

Qualified reopening

              For U.S. federal income tax purposes, we intend to treat the new notes as issued in a "qualified reopening" of the existing notes. Provided such treatment is respected, for U.S. federal income tax purposes, the new notes will be considered to have the same issue date as the existing notes and to have been issued at par. However, depending on a beneficial owner's purchase price, the new notes may have bond premium. The remainder of this discussion assumes that the new notes are treated as having been issued in a "qualified reopening" of the existing notes.

U.S. holders

              The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. holder

              As used in this discussion, a "U.S. holder" is a beneficial owner of a new note or new notes that is for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "United States person."

Contingent Payment Debt Instruments

              In certain circumstances, we may be required to make payments in excess of stated interest and principal of the notes (see "Description of notes—Optional redemption" and "Description of notes—Repurchase at the option of holders—Change of control triggering event"). The possibility of such potential payments may cause the notes to be "contingent payment debt instruments" for U.S. federal income tax purposes. We do not believe that and do not intend to treat such potential payments as causing the notes to be considered contingent payment debt instruments, and our determination is binding on you unless you disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue income on the notes, based on a "comparable yield," at a higher rate than the stated interest rate on the notes and to treat as ordinary income (rather than as capital gain) any income realized on a taxable disposition of notes before the resolution of the contingencies. In addition, if either the existing notes or the new notes are treated as a contingent payment debt instrument, the issuance of new notes will not be treated as a "qualified reopening" for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes will not be treated as a contingent payment debt instrument for U.S. federal income tax purposes.

Interest on the notes

              Subject to the discussion regarding amortizable bond premium below with respect to the new notes, interest paid on your notes (excluding amounts treated as pre-acquisition accrued interest on the new notes) will be taxed as ordinary interest income at the time it is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Pre-acquisition accrued interest on the new notes

              A portion of the price paid for the new notes will be allocable to unpaid stated interest that accrued prior to the date the new notes are purchased (the "pre-acquisition accrued interest"). We intend to take the position that the portion of the interest received on the first interest payment date equal to the pre-acquisition accrued interest should be treated as a return of the pre-acquisition accrued interest and not as a payment of interest on the new notes. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received and should be excluded from the U.S. holder's adjusted tax basis in the new notes.

Amortizable bond premium on the new notes

              Generally, if a U.S. holder purchases a new note for an amount (excluding any portion thereof allocable to pre-acquisition accrued interest) that exceeds the amount payable at maturity of the new note (other than payments of stated interest), such U.S. holder may elect to amortize such excess (referred to as "amortizable bond premium") under the constant yield method (based on the new note's yield to maturity). Amortizable bond premium should generally be treated as a reduction of interest on the new note instead of as a deduction. However, because the notes may be redeemed prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of amortizable bond premium with respect to the new note. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the new note by the amount of the amortized bond premium used to offset stated interest income. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder during the first taxable year to which the election applies or thereafter acquired by the U.S. holder. The election may not be revoked without the consent of the IRS. U.S. holders are urged to consult their own tax advisors as to the applicability of the amortizable bond premium rules to their purchase of the new notes, including the effect of the early call option rules noted above.

Sale or other disposition of notes

              Upon the sale, redemption, exchange, retirement or other taxable disposition of your notes, you will recognize taxable gain or loss equal to the difference, if any, between:

  •
  the amount realized on the disposition (less any amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income in the manner described above under "—Interest on the notes"); and

  •
  your adjusted tax basis in the notes.

              Your adjusted tax basis in a note generally will equal the amount you paid for the note (other than with respect to any pre-acquisition accrued interest on a new note) and decreased (but not below zero) by any payment previously included in income with respect to the note other than interest payments and further decreased by the amount of amortized bond premium on a new note.

              Your gain or loss will generally be capital gain or loss. This capital gain or loss will be long term capital gain or loss if, at the time of the disposition, you have held the notes for more than one year. Under current law, long term capital gains of non-corporate taxpayers are taxed at reduced rates. Short term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

              In general, information reporting is required as to certain payments of principal and interest on your notes and on the disposition of your notes, unless you are a corporation or other exempt person. In addition, "backup withholding" (currently at a rate of 24%) may apply:

  •
  to any payments made to you of principal and interest on your notes, and

  •
  to payment of the proceeds of a sale or other disposition of your notes,

if you are not exempt and you fail to provide a correct taxpayer identification number certified under penalties of perjury, as well as certain other information, or otherwise to comply with applicable requirements of the backup withholding rules.

              Backup withholding is not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that the correct information is timely provided to the IRS.

Medicare tax on unearned income

              A 3.8% tax is imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts, in both cases to the extent that net investment income exceeds a certain threshold. Among other items, certain "net investment income" generally includes interest and net gain from the disposition of property (including the notes), less certain deductions.

              You should consult your own tax advisor with respect to the tax consequences of the Medicare tax on unearned income.

Non-U.S. holders

              The following summary applies to you if you are a beneficial owner of a note and you are a non-U.S. holder (as defined below).

Definition of a non-U.S. holder

              As used in this discussion, a "non-U.S. holder" is a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. holder.

Interest on the notes

              Payments to you of interest on the notes (including for this purpose any pre-acquisition accrued interest with respect to new notes) will not be subject to U.S. federal income or withholding tax if you qualify for the "portfolio interest" exemption. You will qualify for the portfolio interest exemption if:

  •
  you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

  •
  such interest is not effectively connected with your conduct of a U.S. trade or business.

              The exemption from taxation and withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your non-U.S. status. You can generally meet the certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to the applicable withholding agent. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign intermediaries, including partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent.

              If you cannot satisfy the requirements of the "portfolio interest" exemption described above, payments of interest made to you generally will be subject to U.S. federal withholding tax (currently at a 30% rate) unless (1) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty, or (2) the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment by you in the United States (see "—Income or gain effectively connected with a trade or business in the United States").

Sale or other disposition of notes

              You generally will not have to pay U.S. federal income tax on any gain realized from the sale, redemption, exchange, retirement or other disposition of your notes unless:

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met; or

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. "permanent establishment" maintained by you).

              To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest not previously included in income, such amount is treated as interest subject to the rules described above under "—Interest on the notes."

Income or gain effectively connected with a trade or business in the United States

              If you are engaged in a trade or business in the United States and income or gain in respect of your notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. "permanent establishment" maintained by you), the income or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a U.S. holder (although such income or gain will be exempt from U.S. federal tax withholding if you provide the appropriate certification). In addition, if you are a foreign corporation, you may be subject to U.S. "branch profits tax" equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable U.S. income tax treaty. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to U.S. branch profits tax if these amounts are effectively connected with your conduct of a trade or business in the United States.

Backup withholding and information reporting

              In certain circumstances, "backup withholding" (currently at a rate of 24%) may apply:

  •
  to any payments made to you of principal and interest on your notes, and

  •
  to payment of the proceeds of a sale or other disposition of your notes,

              Backup withholding will not apply to payments made to you if you have provided the required certification that you are not a U.S. person as described in "—Interest on the notes" above, and provided that the payer does not have actual knowledge or reason to know that you are a U.S. person (as defined in the Code). However, the payer may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

              Backup withholding is not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that the correct information is timely provided to the IRS.

Foreign accounts

              Sections 1471 through 1474 of the Code (commonly referred to as "FATCA") generally impose 30% withholding tax on "withholdable payments," which include interest on, and the gross proceeds from the sale or other disposition of, notes paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of interest on the notes. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of the notes, recently proposed Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, eliminate this requirement. You should consult your own tax advisor with respect to the potential tax consequences of FATCA.

UNDERWRITING

              BofA Securities, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$33,000,000
BMO Capital Markets Corp.	$15,000,000
J.P. Morgan Securities LLC	$15,000,000
TD Securities (USA) LLC	$15,000,000
Wells Fargo Securities, LLC	$15,000,000
BBVA Securities, Inc.	$5,625,000
CIBC World Markets Corp.	$5,625,000
Citigroup Global Markets Inc.	$5,625,000
KeyBanc Capital Markets Inc.	$5,625,000
PNC Capital Markets LLC	$5,625,000
Scotia Capital (USA) Inc.	$5,625,000
U.S. Bancorp Investments, Inc.	$5,625,000
Capital One Securities, Inc.	$4,125,000
Fifth Third Securities, Inc.	$3,750,000
Truist Securities, Inc.	$3,750,000
BOK Financial Securities, Inc.	$1,500,000
Comerica Securities, Inc.	$1,500,000
Credit Agricole Securities (USA) Inc.	$1,500,000
WoodRock Securities, L.P.	$1,500,000

Total	$150,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement (which includes $2,946,875.00 of accrued interest). After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

Market for the Notes

              The new notes will be part of an existing series of securities. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

              We expect that delivery of the new notes will be made to investors on or about September 15, 2020, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as "T+3"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

              We have agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of BofA Securities, Inc., directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

              In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, certain affiliates of the underwriters are lenders under our revolving credit facility, and an affiliate of J.P. Morgan Securities LLC is the administrative agent under our revolving credit facility. As a result, such affiliates may receive a portion of the net proceeds of this offering. Please read "Use of Proceeds."

European Economic Area and the United Kingdom

              The new notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "Prospectus Regulation"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the new notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This Prospectus has been prepared on the basis that any offer of new notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of new notes. This Prospectus is not a prospectus for the purposes of the Prospectus Regulation.

              References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

              The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

              This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

              This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

              The new notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the new notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

              The enforceability of the notes offered by this prospectus supplement will be passed upon for us by Davis Graham & Stubbs LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Experts

              The financial statements of PDC Energy Inc. and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to PDC Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

              Certain information contained in the documents PDC includes and incorporates by reference into this prospectus supplement with respect to the natural gas and oil reserves associated with PDC's natural gas and oil prospects is derived from the reports of Ryder Scott Company, L.P., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this prospectus supplement upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to PDC's Annual Report on Form 10-K for the year ended December 31, 2019, the information derived from the reports of Ryder Scott is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements. Certain information regarding SRC's reserves as of December 31, 2019 reflected in the "Summary—Selected pro forma operating and reserve information" section of this prospectus supplement is also included upon the authority of Ryder Scott Company, L.P. as experts with respect to such matters.

              Certain information contained in the documents PDC includes and incorporates by reference into this prospectus supplement with respect to the natural gas and oil reserves associated with PDC's natural gas and oil prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this prospectus supplement upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to PDC's Annual Report on Form 10-K for the year ended December 31, 2019, the information derived from the reports of Netherland, Sewell & Associates, Inc. is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements.

              The consolidated balance sheets of SRC as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows of SRC incorporated in this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on June 5, 2020, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Where you can find more information

              We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

              We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus supplement. As allowed by SEC rules, this prospectus supplement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the SEC's website.

              We also maintain an Internet website at www.pdce.com, which provides additional information about our company and through which you can also access our SEC filings. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

              The following documents filed with the SEC are incorporated by reference herein:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

  •
  The information in our Definitive Proxy Statement on Schedule 14A filed on April 7, 2020 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2020 and June 30, 2020;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 3, 2020, January 13, 2020, January 14, 2020, February 26, 2020, May 27, 2020, June 5, 2020, July 6, 2020 and September 3, 2020; and

  •
  All documents, or portions thereof, filed by us subsequent to the date of this prospectus supplement, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby.

              Documents, or portions thereof, furnished or deemed furnished by us are not incorporated by reference into this prospectus supplement or the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. For information with regard to other documents incorporated by reference in the accompanying prospectus, see "Incorporation by Reference" in the accompanying prospectus.

              You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus supplement) by writing or calling us at the following address and telephone number:

Investor Relations Department
Manager Investor Relations
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800
IR@pdce.com

Certain definitions

              Bbl—One barrel of crude oil or NGL or 42 gallons of liquid volume.

              Bcf—One billion cubic feet of natural gas volume.

              Boe—Barrel of oil equivalent.

              Completion—Refers to the installation of permanent equipment for the production of crude oil and natural gas from a recently drilled well or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

              Horizontal drilling—A drilling technique that permits the operator to drill a horizontal well shaft from the bottom of a vertical well and thereby to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and may, depending on the horizon, result in increased production rates and greater ultimate recoveries of hydrocarbons.

              MBbls—One thousand barrels of crude oil.

              Mboe—One thousand barrels of crude oil equivalent.

              Mcf—One thousand cubic feet of natural gas volume.

              MMBoe—One million barrels of crude oil equivalent.

              MMcf—One million cubic feet of natural gas volume.

              Natural gas liquid(s) or NGL(s)—Hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs include ethane, propane, butane, and other natural gasolines.

              Oil—Crude oil or condensate.

              Operator—The individual or company responsible for the exploration, development and/or production of an oil or gas well or lease.

              Proved developed reserves—The combination of proved developed producing and proved developed non-producing reserves.

              Proved reserves—This term means "proved oil and gas reserves" as defined in SEC Regulation S-X Section 4-10 (a) and refers to those quantities of crude oil and condensate, natural gas and NGLs, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

              Reserves—Estimated remaining quantities of crude oil, natural gas, NGLs and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering crude oil, natural gas, NGLs or related substances to market, and all permits and financing required to implement the project.

              Working interest—An interest in a natural gas and crude oil lease that gives the owner of the interest the right to drill and produce natural gas and crude oil on the leased acreage. It requires the owner to pay its share of the costs of drilling and production operations.

PROSPECTUS

PDC Energy, Inc.

Debt Securities

Guarantees

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

               We may offer from time to time to sell debt securities (which may or may not be guaranteed by PDC Permian, Inc.), common stock, preferred stock, either separately or represented by depositary shares, warrants, and purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may be senior, senior subordinated or subordinated and may be secured or unsecured. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common stock or preferred stock or other of our securities or securities of one or more other entities. The securities covered by this prospectus may be offered and sold by us in one or more offerings.

               We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

               We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

               Our common stock is listed for trading on The NASDAQ Global Select Market® under the symbol "PDCE." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

               Investing in these securities involves risks. See "Special Note on Forward-Looking Statements" beginning on page 2 of this prospectus, "Risk Factors" beginning on page 3 of our Annual Report on Form 10-K for the year ended December 31, 2017 and "Risk Factors" in any prospectus supplement.

               Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

               We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms "PDC," the "Company," "we," "us," and "our" refer to PDC Energy, Inc. and its consolidated subsidiaries. The term "PDC Permian" refers to PDC Permian, Inc. Unless the context otherwise requires, "including" means including without limitation.

The date of this prospectus is May 31, 2018.

              The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the website or at the offices of the United States Securities and Exchange Commission ("SEC") mentioned under the heading "Where You Can Find More Information."

i

ABOUT THIS PROSPECTUS

              This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. To the extent that information in any prospectus supplement or the information incorporated by reference in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement or the information incorporated by reference into such prospectus supplement shall govern. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 1.

              We are responsible only for the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement or included elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front page of the document.

OUR COMPANY

              We are a domestic independent exploration and production company that acquires, explores, and develops properties for the production of crude oil, natural gas, and natural gas liquids. Our operations are located in the Wattenberg Field in Colorado and the Delaware Basin in Texas. Our operations in the Wattenberg Field are focused on the Niobrara and Codell formations and our Delaware Basin operations are currently focused on the Wolfcamp zones.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at www.sec.gov or from our website at www.pdce.com. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us is also available at our website at www.pdce.com. However, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

              The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We expect to file additional documents with the SEC in the future that will, when filed, update the current information included in or incorporated by reference into this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. You should consider any statement which is so modified or superseded to be a part of this prospectus only as so modified or superseded.

              We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, in each case, any portion of such document that may have been "furnished" but not "filed" for purposes of the Exchange Act) until we sell, or otherwise terminate the offering of, all of the securities that may be offered by this prospectus. We do not, however, incorporate by reference in this prospectus any documents or portions thereof, or any other information, that we furnish or are deemed to furnish, and not file, with the SEC in accordance with the SEC rules. The following documents have been filed by us with the SEC (File No. 001-37419) and are incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 27, 2018, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017 filed with the SEC on May 1, 2018.

  •
  The information in our Definitive Proxy Statement on Schedule 14A filed on April 19, 2018 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on May 3, 2018.

  •
  Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 5, 2018, February 9, 2018, and May 25, 2018.

  •
  The description of our capital stock contained in Amendment No. 1 to our Registration Statement on Form 8-A/A filed with the SEC on June 8, 2015, as amended and superseded by the description of our capital stock included herein.

              Documents, or portions thereof, furnished or deemed furnished by us are not incorporated by reference into this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information.

              You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Investor Relations Department
Manager Investor Relations
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

              This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Exchange Act regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this prospectus are forward-looking statements. Words such as expects, anticipates, will, intends, plans, believes, seeks, estimates, projects, targets, aims and similar expressions or variations of such words are intended to identify forward-looking statements herein.

              Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, crude oil, natural gas and natural gas liquids, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

              Furthermore, we urge you to carefully review and consider the cautionary statements and disclosures made in this prospectus and the documents incorporated by reference into this prospectus, including the risks and uncertainties that could affect our business, financial condition, results of operations and cash flows as discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017 (collectively, the "2017 Form 10-K"). We caution you not to place undue reliance on forward-looking statements, which speak only as of the respective dates on which they were made. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

              Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the 2017 Form 10-K, which is incorporated by reference in this prospectus, and under the caption "Risk Factors" or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus. All of the foregoing documents are incorporated by reference into this prospectus to the extent described in "Incorporation by Reference." Also, please read "Special Note on Forward-Looking Statements."

              Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as the value of an investment in our securities. Additional risks not known to us or that we currently believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

              The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of our indebtedness, which we refer to collectively as "debt securities." This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us and a trustee named in the prospectus supplement. We have summarized select portions of the form of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.

              In this description, the words "PDC," "we," "us," and "our" refer only to PDC Energy, Inc., and not to any of our subsidiaries or affiliates. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

  •
  the title of the debt securities;

  •
  the extent, if any, to which the debt securities are subordinated in right of payment to our other indebtedness;

  •
  any provisions relating to any security provided for the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

  •
  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable and the regular record dates for interest payment dates;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

  •
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

  •
  any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

  •
  whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

  •
  the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for our common stock or other securities of us or any other person;

  •
  the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

  •
  the applicability to the debt securities of the provisions described in "—Defeasance" below.

              We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

              If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

              Unless otherwise indicated in an applicable prospectus supplement:

  •
  the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

  •
  payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Subsidiary Guarantees

              Some or all of our subsidiaries may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

  •
  the series of debt securities to which the guarantees apply;

  •
  whether the guarantees are secured or unsecured;

  •
  whether the guarantees are senior or subordinate to other guarantees or debt;

  •
  the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

  •
  the additional terms of the guarantees.

              Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture. Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law.

Global Securities

              The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

  •
  by the depositary to a nominee of the depositary;

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary;

  •
  by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

  •
  in any other circumstances described in an applicable prospectus supplement.

              The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

              Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

              Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

              So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the applicable indenture.

              We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the applicable indenture:

  •
  the applicable depositary would authorize its participants to give the notice or take the action; and

  •
  the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

              Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants

              Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

              Paying Agents, Etc.    If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after the principal or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

              Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that our board of directors determines that the preservation thereof no longer is desirable in the conduct of our business.

              Restrictive Covenants.    Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

              When we use the term "Event of Default" with respect to debt securities of any series, we generally mean:

  1.
  We default in the payment of any interest on any debt security of that series when due, which default continues for 30 days;

  2.
  We default in the payment when due of the principal of or premium, if any, on any debt security of that series when due;

  3.
  We default in the deposit of any sinking fund payment when due, if applicable;

  4.
  We default in the performance, or breach, of certain of our covenants set forth in the applicable indenture, such as covenants relating to:

  •
  the requirement that we maintain an office in the United States where debt securities of that series may be presented or surrendered for payment and registration of transfer or exchange and where notices and demands may be served upon us in respect of debt securities of that series and the applicable indenture,

    •
    the requirement to hold in trust funds for payments with respect to debt securities of that series if we act as paying agent with respect to debt securities of that series, and

    •
    the requirement that PDC and any guarantor deliver to the trustee an officer's certificate relating to compliance with conditions and covenants of the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 90 days after written notice thereof has been given to us as provided in the indenture;

  5.
  We default in the performance, or breach, of any other of our covenants in the applicable indenture (other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 180 days after written notice thereof has been given to us as provided in the applicable indenture;

  6.
  Specified events of bankruptcy, insolvency, or reorganization involving us or certain of our subsidiaries; and

  7.
  Any other Event of Default provided with respect to debt securities of that series issued under the applicable indenture.

              Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that other than in the case of a default of the character contemplated in clause (1) or (2) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

              If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See "—Modification and Waiver" below.

              Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have furnished to the trustee reasonable security or indemnity. Subject to the provisions of the applicable indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

              No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder unless:

  •
  the holder has previously given to the trustee written notice of a continuing Event of Default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of the Event of Default;

  •
  the holder or holders have furnished reasonable indemnity to the trustee to institute the proceeding as trustee;

  •
  the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with the request; and

  •
  the trustee has failed to institute the proceeding within 60 calendar days.

              However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for the payment of such principal and interest.

              We may be required to furnish to the trustee annually a statement as to our performance of our obligations under the applicable indenture and as to any default in our performance.

              Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

              In general, modifications and amendments of an indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of an indenture may, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of, or any installment of principal of, or interest on, any debt security;

  •
  reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

  •
  reduce the percentage in principal amount of debt securities of any series required for modification or amendment of applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

              The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

  •
  a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

  •
  a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Defeasance

              Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

  1.
  will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

  2.
  will be released from our obligations to comply with certain covenants described under "—Certain Covenants" above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5), (6), and (7) under "—Events of Default" above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

              Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indentures, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (5) under "—Events of Defaults" above.

              In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

  •
  no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under an indenture shall have occurred and be continuing on the date of such deposit;

  •
  no Event of Default described in clause (6) under "—Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (6) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

  •
  in the event of any defeasance described in clause (1) above, we shall have delivered an opinion of counsel, stating that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

  •
  in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

              If we fail to comply with our remaining obligations under an indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

              We, at our option, may satisfy and discharge an indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

  •
  either:

  1.
  all of our debt securities previously authenticated and delivered under the applicable indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

  2.
  all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable by us under the applicable indenture; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the applicable indenture have been satisfied.

Limitations on Merger and Other Transactions

              Prior to the satisfaction and discharge of an indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

  •
  either:

  1.
  we are the continuing or surviving person in the consolidation or merger; or

  2.
  the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the applicable indenture;

  •
  immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

  •
  an officer's certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

              The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

              The indenture, and the debt securities issued thereunder will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

              The indenture contains specified limitations on the rights of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the applicable indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee's rights as our creditor will not be limited if the creditor relationship arises from, among other things:

  •
  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

  •
  specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

  •
  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

  •
  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

  •
  the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

              The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK

              Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, of which 66,065,856 shares were issued and outstanding as of May 29, 2018, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date hereof.

              The following summary of the capital stock and the certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of the certificate of incorporation and bylaws, which are filed as exhibits to the documents incorporated by reference into this prospectus.

Common Stock

              Holders of common stock of the Company are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as may be otherwise provided in a preferred stock designation, holders of common stock have the exclusive right to vote for the election of directors.

              Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Company's board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange or pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, holders of common stock will be entitled to share ratably in the Company's assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of the Company's debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Anti-takeover Effects of Delaware Law and Provisions of the Company's Certificate of Incorporation and Bylaws

    Delaware Law

              Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to such time, either the business combination or the transaction in which the stockholder became an interested stockholder was approved by the board of directors;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

              An "interested stockholder" is generally defined as a person or group that beneficially owns 15% or more of the corporation's outstanding common stock. A "business combination" includes a merger, consolidation, sale of assets or other transaction resulting in a financial benefit to the stockholder.

    Certificate of Incorporation and Bylaws

              The certificate of incorporation and bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company's stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company's principal executive office not less than 80 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors and may not exceed a total of nine; and

  •
  provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of preferred stock, if any.

Limitation of Liability and Indemnification Matters

              The certificate of incorporation limits the liability of the Company's directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL.

              Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

              The bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors pursuant to which is has generally agreed to provide indemnification and advancement to the directors to the maximum extent permitted by the DGCL.

Transfer Agent

              The transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF DEPOSITARY SHARES

              We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

              We may issue warrants for the purchase of debt securities, common stock, preferred stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

              The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, number or principal amount and terms of the debt securities, common stock, preferred stock, and/or depositary shares purchasable upon exercise of the warrants;

  •
  the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

  •
  the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

  •
  whether the warrants will be issued in registered form or bearer form;

  •
  the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will commence and the date on which that right will expire;

  •
  the identity of the warrant agent;

  •
  the maximum or minimum number of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of any material federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

              We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number or amount of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or other property. The price per share of preferred stock or common stock or price of other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, preferred securities, common securities, warrants or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders, or may require holders to make periodic payments to us, and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder's obligations in a specified manner that we will describe in the applicable prospectus supplement which we file with the SEC in connection with a public offering relating to the purchase contracts.

              The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the purchase contracts are to be prepaid or not;

  •
  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

  •
  whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

              We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of each unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

SELECTED FINANCIAL DATA

	Three Months Ended/As of March 31,	Year Ended/ As of December 31,
	2018	2017(1)	2016(2)	2015	2014	2013
	(in millions, except per share data and as noted)
Statement of Operations (From Continuing Operations)(3):
Crude oil, natural gas, and NGLs sales	$305.2	$913.1	$497.4	$378.7	$471.4	$340.8
Commodity price risk management gain (loss), net	(47.2)	(3.9)	(125.7)	203.2	310.3	(23.9)
Total revenues	260.6	921.6	382.9	595.3	856.2	392.7
Income (loss) from continuing operations	(0.3)	(127.5)	(245.9)	(68.3)	107.3	(21.1)
Earnings per share from continuing operations:
Basic	$(0.20)	$(1.94)	$(5.01)	$(1.74)	$3.00	$(0.65)
Diluted	(0.20)	(1.94)	(5.01)	(1.74)	2.93	(0.65)
Statement of Cash Flows:
Net cash flows from:
Operating activities	$205.1	$588.6	$486.3	$411.1	$236.7	$159.2
Investing activities	(338.5)	(717.0)	(1,509.1)	(604.3)	(474.1)	(217.1)
Financing activities	(2.6)	65.0	1,266.1	178.0	60.3	248.7
Capital expenditures from development of crude oil and natural gas properties(4)	196.9	737.2	436.9	599.5	623.8	384.7
Acquisition of crude oil and natural gas properties, including settlement adjustments and deposit for pending acquisition	180.8	15.6	1,073.7	—	—	9.7
Balance Sheet:
Total assets	$4,522.2	$4,419.9	$4,485.8	$2,370.5	$2,331.1	$1,991.7
Working capital (deficit)	(223.7)	(16.4)	129.2	30.7	89.5	90.0
Total debt, net of unamortized discount and debt issuance costs	1,154.5	1,151.9	1,044.0	642.4	655.5	593.9
Total equity	2,497.4	2,507.6	2,622.8	1,287.2	1,137.4	967.6
Average Pricing and Production Expenses From Continuing Operations (per Boe and as a percent of sales for production taxes) :
Crude oil equivalent sales price (excluding net settlements on derivatives)	$34.26	$28.69	$22.43	$24.64	$50.72	$52.23
Lease operating expenses	$3.33	$2.82	$2.70	$3.71	$4.56	$5.18
Transportation, gathering, and processing expenses	$0.82	$1.04	$0.83	$0.66	$0.49	$0.79
Production taxes	$2.26	$1.91	$1.42	$1.20	$2.76	$3.33
Production taxes as a percent of sales	6.6%	6.6%	6.3%	4.9%	5.4%	6.4%
Production (MBoe):
Production from continuing operations	8,908	31,830	22,176	15,369	9,294	6,525
Production from discontinued operations	—	—	—	—	1,093	2,032

Total production	8,908	31,830	22,176	15,369	10,387	8,557

Total proved reserves (MMBoe)(5)		452.9	341.4	272.8	250.1	265.8

(1)
In 2017, we recorded an unproved and proved property impairment charge of $285.5 million. See footnote titled Properties and Equipment—Impairment of Properties and Equipment to our consolidated financial statements included in the 2017 Form 10-K for further information regarding this impairment charge.

(2)
In 2016, we closed an acquisition in the Delaware Basin for aggregate consideration of approximately $1.76 billion. See footnotes titled Properties and Equipment—Delaware Basin Acreage Acquisition and Business Combination to our consolidated financial statements included in the 2017 Form 10-K for further information regarding this acquisition.

(3)
In 2014, we completed the sale of our ownership interest in PDC Mountaineer, LLC ("PDCM"). Our proportionate share of PDCM's Marcellus Shale results of operations have been separately reported as discontinued operations for 2014 and 2013.

(4)
Includes impact of change in accounts payable related to capital expenditures.

(5)
Includes total proved reserves related to our Marcellus Shale and shallow Upper Devonian Appalachian Basin assets of 40 MMBoe as of December 31, 2013. PDCM, which owned these reserves, was sold in late 2014.

RATIO OF EARNINGS TO FIXED CHARGES

              The following table shows our historical ratio of earnings to fixed charges for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes minus income from equity investees plus distributed earnings from equity investees and fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	Three Months Ended March 31,		Year Ended December 31,
	2018		2017		2016		2015		2014	2013
Ratio of Earnings to Fixed Charges	—	(a)	—	(a)	—	(a)	—	(a)	4.3x	—	(a)

(a)
For the three months ended March 31, 2018 and the years ended December 31, 2017, 2016, 2015, and 2013, earnings were insufficient to cover total fixed charges by $19.0 million, $341.3 million, $394.1 million, $109.2 million, and $33.6 million, respectively.

USE OF PROCEEDS

              We intend to use the net proceeds from the securities offered by this prospectus for general corporate purposes, which may include the acquisition of producing properties and other assets, the repayment of our outstanding indebtedness, working capital, or for any other purposes as may be described in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

              We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to purchasers;

  •
  through agents;

  •
  to or through underwriters or dealers;

  •
  through a combination of these methods; or

  •
  in any other manner permitted by law.

              Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the proceeds to the issuer(s) from the sale of the securities, any underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.

              A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

              In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

              We may also enter into hedging transactions. For example, we may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  •
  sell securities short and redeliver such shares to close out our short positions;

  •
  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus;

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

              In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

              A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

  •
  the terms of the offering;

  •
  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  •
  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  •
  any delayed delivery arrangements;

  •
  any initial public offering price;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities may be listed.

              The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

General

              Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

              If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

              Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

              We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

              In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

              We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

              We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

              We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

              We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

              We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

              There is currently no market for any of the offered securities other than our common stock, which is listed on The NASDAQ Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

              In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

              In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

CERTAIN LEGAL MATTERS

              In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Davis Graham & Stubbs LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Independent Registered Public Accounting Firm

              The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 Independent Petroleum Consultants

              Certain information contained in the documents we include and incorporate by reference into this prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott Company, L.P., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to the 2017 Form 10-K, the information derived from the reports of Ryder Scott is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements.

              Certain information contained in the documents we include and incorporate by reference into this prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to the 2017 Form 10-K, the information derived from the reports of Netherland, Sewell & Associates, Inc. is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements.

$150,000,000

PDC Energy, Inc.

5.750% Senior Notes due 2026

Prospectus supplement

BofA Securities
BMO Capital Markets
J.P. Morgan
TD Securities
Wells Fargo Securities

BBVA
CIBC Capital Markets
Citigroup
KeyBanc Capital Markets
PNC Capital Markets LLC
Scotiabank
US Bancorp

Capital One Securities
Fifth Third Securities
Truist Securities
BOK Financial Securities, Inc.
Comerica Securities
Credit Agricole CIB
TCB Capital Markets

September 10, 2020